Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 28, 2013, is made and entered into by and among Yodle, Inc., a Delaware corporation (the “Parent”), LH Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Lighthouse Practice Management Group, Inc., a Georgia corporation (the “Company”), and Brian Smith, solely in his capacity as the Representative (the “Representative”) hereunder, the entities that are Shareholders of the Company as of the date hereof and the Shareholder Beneficiaries as of the date hereof.

Introduction

WHEREAS, the Company is in the business of providing dentists hosted software and related services to manage appointment reminder and other ongoing patient communications (the “Business”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is advisable and in the best interests of the Company and its shareholders to consummate the merger provided for herein in which the Company shall merge with and into Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) unanimously recommended that the Company’s shareholders approve this Agreement and the Merger;

WHEREAS, the Boards of Directors of each of the Parent and Merger Sub, and the shareholder of Merger Sub, have approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Shareholder Beneficiaries are the holders of all of the outstanding equity securities of the Shareholders and will derive substantial benefit from the Merger and the consummation of the other transactions contemplated by this Agreement as owners of the Shareholders;

WHEREAS, at or before the Closing, the Company shall deliver to the Parent written consents of the Shareholders approving this Agreement, the Merger and the other transactions contemplated hereby by the requisite vote under the Georgia Business Corporation Code (the “GBCC”) and in accordance with the Company’s articles of incorporation and by-laws (the “Company Organizational Documents”), which consents shall constitute not less than the Requisite Shareholder Approval (the “Shareholder Consent”);

WHEREAS, the parties intend that the Merger shall constitute a “reorganization” under the provisions of Section 368 of the Code; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. In addition to the other terms defined within the body of this Agreement, as used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and provided, further, that an Affiliate of any Person shall also include (i) any officer, director, trustee or beneficiary of such Person or (ii) any spouse, parent, sibling, issue or lineal descendant of such Person. Without limitation to the above, for the purposes of Section 4.14, “Affiliate” shall mean an entity that is or would have been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Agreement” shall have the meaning set forth in the Preamble.

“Aggregate Adjusted Closing Cash Consideration” shall mean an amount equal to (a) the Closing Cash Consideration, minus (b) the sum of (i) the amount of Outstanding Debt, if any, (ii) the Change of Control Payments, if any, and (iii) the unpaid Transaction Expenses at the Effective Time.

“Aggregate Adjusted Deferred Payment Consideration” shall mean an amount equal to (a) the Deferred Payment Consideration minus (b) the Deferred Payment Offsets, if any, from time to time outstanding minus (c) any reduction to the Aggregate Adjusted Deferred Payment Consideration under the terms of this Agreement.

“Agreed Stock Consideration Value” shall mean $2.30 per share of Parent Series E Preferred Stock.

“Amended Payment Terms” shall have the meaning set forth in Section 3.3(b)(ii) below.

“Business” has the meaning set forth in the Introduction.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the State of New York are authorized or obligated by Law or executive order to close.

“Cause” shall mean that the Company Key Employee has (i) breached any fiduciary duty to the Parent, any of its Subsidiaries (including the Company) or the Parent’s successor that could reasonably be expected to result in Losses to the Parent, any of its Subsidiaries or the Parent’s successor in excess of $10,000; (ii) breached any legal or contractual obligation to the

Parent, any of its Subsidiaries (including the Company) or the Parent’s successor in any material respect, which breach, if curable, is not cured within ten (10) days after written notice to the Company Key Employee describing the breach in reasonable detail; (iii) failed to attempt in good faith to follow any reasonable and lawful directive of either the Board of Directors of the Parent (or the Parent’s successor) or any superior officer, that is directed towards and communicated to the Company Key Employee or any group of employees of the Parent or the Parent’s successor that includes the Company Key Employee, which failure, if curable, is not cured within ten (10) days after written notice to the Company Key Employee describing the failure in reasonable detail; (iv) violated any material Parent rule, policy or procedure, which violation, if curable, is not cured within ten (10) days after written notice to the Company Key Employee describing such violation in reasonable detail and including an express reference to this provision; (v) failed to attempt in good faith to perform his responsibilities in a manner consistent with how a reasonably motivated employee would act, which failure, if curable, is not cured within ten (10) days after written notice to the Company Key Employee describing the failure in reasonable detail, (vi) engaged in gross negligence, intentional misconduct, intentional violation of any law, fraud, embezzlement or acts of dishonesty relating specifically to the affairs of the Parent, any of its Subsidiaries (including the Company) or the Parent’s successor; (vii) been convicted of or pleaded nolo contendere to any misdemeanor (other than a traffic violation) relating specifically to the affairs of the Parent, any of its Subsidiaries (including the Company), or the Parent’s successor involving a monetary penalty of at least $2,000, or (viii) been indicted for, convicted of or pleaded nolo contendere to a felony. Notwithstanding the foregoing, if any act or failure to act that constitutes “Cause” is identified by the Parent or the Parent’s successor in a written notice to the Company Key Employee is cured by the Company Key Employee, then the Parent or the Parent’s successor shall not be obligated to allow the Company Key Employee to cure multiple acts or failures to act that the Company believes constitutes “Cause” to deem a termination for Cause under this Agreement; provided, however, that (A) the Company Key Employee shall have an aggregate of two opportunities to cure upon notice of failures described in clauses (iii), (iv) and (v), and (B) the Company Key Employee shall also have one opportunity to cure upon notice of breaches described in clause (ii).

“Certificates” shall have the meaning set forth in Section 3.5.

“Certificates of Merger” shall have the meaning set forth in Section 2.2.

“Change of Control Payments” shall mean any amounts payable by the Company to any current or former employee, officer, director or other Person as a result of or in connection with the consummation of the Merger or any of the other transactions contemplated hereby, whether pursuant to any Stock Option Plan or policy of the Company or any individual employment, severance, change-of-control or other Contract. Without limiting the generality of the foregoing, “Change of Control Payments” shall include any payments (other than the Merger Consideration) which may become payable after the consummation of the Merger as a result of, or in connection with, the occurrence or existence of one or more events or circumstances (such as the lapse of time or termination of employment) as long as the consummation of the Merger is a condition precedent to such payment becoming payable.

“Closing” shall have the meaning set forth in Section 2.3 below.

“Closing Cash Consideration” shall mean $5,000,000.

“Closing Date” shall have the meaning set forth in Section 2.3 below.

“Closing Share Consideration” shall mean the Share Consideration minus the Escrow Property as of the Closing Date.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet” shall have the meaning set forth in Section 4.6(a) below.

“Company Balance Sheet Date” shall have the meaning set forth in Section 4.6(a) below.

“Company Common Stock” shall mean the common stock, par value $1.00 per share, of the Company.

“Company Contract” shall have the meaning set forth in Section 4.17 below.

“Company Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Company Common Stock, including any rights, options or warrants to subscribe for, purchase or otherwise acquire Company Common Stock, whether or not issued under any Stock Option Plan.

“Company Disclosure Schedule” shall have the meaning set forth in the introduction to Article 4 below.

“Company Intellectual Property” shall have the meaning set forth in Section 4.11(a) below.

“Company Key Employee” shall mean each of Brian Smith, Joel Kozikowski, and Allen Jorgensen.

“Company Material Adverse Effect” shall mean any change, event, circumstance or effect (whether or not such change, event, circumstance or effect constitutes a breach of a representation, warranty or covenant regarding the Company in this Agreement) that has had a materially adverse effect on the business, assets (including intangible assets), financial condition, prospects, operations or results of operations of the Company, exclusive of any change, event, circumstance or effect arising from or related to: (i) any condition affecting the industry in which the Company is engaged which does not affect the Company disproportionately as compared to other companies in such industry; (ii) acts of war or terrorism; (iii) general economic, political and financial market changes that do not affect the Company disproportionately; (iv) changes in any Law or GAAP; or (v) the failure of the Company to achieve any financial projections or budget in and of itself, provided that the underlying causes of such failure may constitute a Company Material Adverse Effect if otherwise of a character described in this paragraph.

“Company Organizational Documents” shall have the meaning set forth in the Introduction.

“Company Permits” shall have the meaning set forth in Section 4.12 below.

“Company Products” shall mean any of the products and services currently offered by the Company (including without limitation the Lighthouse 360 Product) and any improvement, enhancement, extension or derivative services developed by the Company, the Parent, or their Affiliates (including after the Closing, the Surviving Corporation).

“Confidentiality Agreement” shall mean the “Mutual Non-Disclosure Agreement” having a stated effective date of November 13, 2012, between the Company and the Parent, the terms of which are incorporated herein by reference.

“Contested Claim” shall have the meaning set forth in Section 10.7(a) below.

“Continuing Employee” shall have the meaning set forth in Section 7.5 below.

“Contract” shall mean any contract, agreement, license, indenture, note, bond, loan, instrument, lease, franchise, conditional sales contract, mortgage or other arrangement, whether written or oral.

“Core Representations” shall have the meaning set forth in Section 10.2(b)(ii)(B) below.

“Deferred Payment Consideration” shall mean $6,250,000.

“Deferred Payment Event of Default” shall have the meaning set forth in Section 3.3(a)(vi) below.

“Deferred Payment Offsets” shall have the meaning set forth in Section 3.3(a)(v) below.

“Delaware Secretary of State” shall have the meaning set forth in Section 2.2 below.

“Designated Representations” shall have the meaning set forth in Section 10.3(i) below.

“DGCL” shall have the meaning set forth in Section 2.1 below.

“Disability” shall mean illness (mental or physical) or accident, which results in the Company Key Employee being unable to perform the Company Key Employee’s duties as an employee of the Parent (or any Subsidiary of the Parent) for a period of three months, whether or not consecutive, in any twelve-month period.

“Dispute Notice” shall have the meaning set forth in Section 10.7(a) below.

“Disputed Earn-out Consideration Notice” shall have the meaning set forth in Section 3.9(d) below.

“Distribution Schedule” shall mean the schedule attached hereto as Exhibit A stating the identity and equity ownership of each Shareholder as well as each Shareholder’s pro rata share of the Merger Consideration and any other information reasonably requested by the Parent related to the delivery of the Merger Consideration to the Shareholders.

“Earn-out Consideration” shall have the meaning set forth in Section 3.9 below.

“Earn-out Consideration Notice” shall have the meaning set forth in Section 3.9(c) below.

“Effective Time” shall have the meaning set forth in Section 2.2 below.

“Employee Agreement” shall mean each management, employment, retention, severance, change-of-control, consulting, indemnification, relocation, repatriation, expatriation or similar Contract between the Company or any ERISA Affiliate and any employee or consultant (other than Contracts with consultants that are terminable by the Company at any time without notice and without penalty), including any offer letter (other than an offer letter for at-will employment without any severance or change-of-control provisions), which is in effect on the Closing Date or under which there are continuing obligations after the Closing Date.

“Employee Benefit Plans” shall mean any program, policy, practice, trust, Contract or other plan providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any employee or any relative or dependent of any employee, including (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any stock, stock option, stock appreciation right, stock purchase, bonus, deferred compensation, pension, profit-sharing, commission, retirement, severance, retention, change of control, or similar plan or Contract, and (iii) any provision in any staff handbook or written employment policies for the Company relating to employee benefits.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restrictive covenant, claim, infringement, interference, option, right of first refusal, preemptive right, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) and, in the case of leasehold real property, rent and service charges.

“Environment” shall mean soil, surface waters, groundwater, land, surface or subsurface strata and ambient air.

“Environmental Claim(s)” shall mean any claim, action, proceeding, investigation, litigation, order, summons, complaint or citation by or with any Governmental Authority or third party relating to Environmental Laws or Environmental Materials.

“Environmental Law(s)” shall mean all Laws relating to pollution, Environmental Materials, or the release of materials into the Environment.

“Environmental Material(s)” shall mean any substance or material which is a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “toxic waste”, “toxic substance”, “pollutant”, “contaminant”, “radioactive material”, or words of similar import under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company within the meaning of Code Sections 414(b), (c), (m) or (o) and the regulations issued thereunder.

“Escrow Holder” shall have the meaning set forth in Section 10.7(b).

“Escrow Property” shall mean the Escrow Shares held from time to time by the Escrow Holder.

“Escrow Shares” shall mean 2,065,217 shares of Parent Series E Preferred Stock held by the Parent in accordance with Section 10.7(b).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, including the rules and regulations thereunder.

“Final Working Capital” shall have the meaning set forth in Section 3.10(b) below.

“Final Decree” shall have the meaning set forth in Section 10.7(a) below.

“Financial Statements” shall have the meaning set forth in Section 4.6(b) below.

“Fully-Diluted Share Number” shall mean the sum of (i) the total number of Shares issued and outstanding immediately prior to the Effective Time, and (ii) the total number of Shares issuable upon conversion of any other securities (including notes and other debt securities) convertible into, exchangeable for, or evidencing the right to subscribe for or acquire shares of Company Common Stock outstanding immediately prior to the Effective Time, whether or not then convertible or exercisable.

“GAAP” shall mean generally accepted accounting principles in the United States.

“GBCC” shall have the meaning set forth in the Introduction.

“Georgia Secretary of State” shall have the meaning set forth in Section 2.2 below.

“Good Reason” shall mean Company Key Employee’s voluntary termination of employment following (i) the assignment of duties or responsibilities to the Company Key Employee which are inconsistent in a material and adverse respect with the Company Key Employee’s position with the Parent and its Subsidiaries (taken as a whole) and reflect a material diminution in the status of Company Key Employee within the Parent and all of its Subsidiaries (taken as a whole); (ii) a reduction by the Parent, its Subsidiaries or the Parent’s successor in

Company Key Employee’s base salary then in effect other than in connection with a broader reduction in executive officer compensation that applies to substantially all officers other than the Company Key Employee; or (iii) the relocation of the Company Key Employee, without the Company Key Employee’s prior consent, by the Parent to a work location more than 50 miles from the Company Key Employee’s work location as of the Effective Time; provided that the Parent shall have been given written notice from the Company Key Employee describing in reasonable detail the circumstance for which Company Key Employee believes he may resign for Good Reason within twenty (20) days of the first occurrence thereof and the Parent shall not have cured such circumstance within thirty (30) days after the Parent’s receipt of such notice. For clarity, requiring the Company Key Employee to travel to the Parent’s headquarters or other offices, and in accordance with the Parent’s standard T&E policy in effect from time to time, at any time within three (3) months after the Closing Date, or on average an aggregate of five (5) Business Days each calendar month following the three-month period after the Closing Date, shall not be “Good Reason” under this Agreement.

“Governmental Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any international body, country, state, province, prefect, municipality, locality or other government or political subdivision or department thereof, or any quasi-governmental or private body exercising any regulatory or Taxing Authority or any tribunal, administrative hearing body, arbitration panel, commission or similar dispute resolving panel or body.

“Governmental Order” shall mean shall mean any order or injunction issued by or under the authority of any Governmental Authority.

“Gross Revenue” shall have the meaning set forth in Section 3.9(b) below.

“Indemnifiable Claim” shall have the meaning set forth in Section 10.5 below.

“Indemnified Person” shall have the meaning set forth in Section 10.5

“Indemnifying Person” shall have the meaning set forth in Section 10.5 below.

“Insolvency Event” shall have the meaning set forth in Section 3.3(a)(vi)(A) below.

“Intellectual Property” shall have the meaning set forth in Section 4.11(a) below.

“IP Licenses” shall have the meaning set forth in Section 4.11(c) below.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Written Direction” shall have the meaning set forth in Section 10.7(a) below.

“Law(s)” shall mean any federal, state, territorial, foreign, international or local law, statute, ordinance, rule, regulation or code of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.10(a) below.

“Lighthouse 360 Product” shall mean the Company Product currently known as “Lighthouse 360” including related services.

“Liquidation” shall mean any distribution of the assets of the Parent upon any dissolution, winding up, liquidation or reorganization of the Parent (whether in bankruptcy, insolvency or receivership proceedings), or upon any assignment for the benefit of creditors, or upon any other marshaling of the assets and liabilities of the Parent for the benefit of any creditor or creditors.

“Losses” shall mean all claims, damages, losses, expenses, obligations, costs and liabilities (including reasonable attorneys’ fees and costs of collection).

“LPMG LLC” shall have the meaning set forth in the introduction to Article 4 below.

“Measurement Period” shall have the meaning set forth in Section 3.9 below.

“Merger” shall have the meaning set forth in the Introduction.

“Merger Consideration” shall mean (a) the Aggregate Adjusted Closing Cash Consideration, plus (b) the Closing Share Consideration, plus (c) the Escrow Property, plus (d) the Earn-out Consideration, plus (e) the Aggregate Adjusted Deferred Payment Consideration.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Common Stock” shall have the meaning set forth in Section 3.4 below.

“Multiemployer Plan” shall mean any “multiemployer plan” as described in Section 3(37) of ERISA.

“Neutral Auditor” shall mean a mutually-agreed partner of KPMG LLP, or such other nationally recognized accounting firm mutually agreed upon by Parent and Representative.

“Notice of Claim” shall have the meaning set forth in Section 10.5 below.

“Objection Period” shall have the meaning set forth in Section 10.7(a) below.

“Option” shall mean, with respect to any Person, any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the holder the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

“Outstanding Debt” shall mean all principal, interest, fees, expenses and other amounts in respect of borrowed money, notes, bonds, debentures and other debt securities, guarantees, interest rate, currency or other hedging arrangements, capital leases, letters of credit and/or installment purchases incurred by the Company prior to the Effective Time, or required to be paid in order to discharge fully all such amounts as of the Effective Time.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Charter” shall mean the Parent’s Fifth Amended and Restated Certificate of Incorporation, as amended or restated from time to time.

“Parent Closing Balance Sheet” shall have the meaning set forth in Section 3.10(a) below.

“Parent Disclosure Schedule” shall have the meaning set forth in the introduction to Article 5 below.

“Parent Indemnified Persons” shall have the meaning set forth in Section 10.1 below.

“Parent Material Adverse Effect” shall mean any change, event, circumstance or effect (whether or not such change, event, circumstance or effect constitutes a breach of a representation, warranty or covenant regarding the Parent in this Agreement) that has had a materially adverse effect on the business, assets (including intangible assets), financial condition, prospects, operations or results of operations of the Parent exclusive of any change, event, circumstance or effect arising from or related to: (i) any condition affecting the industry in which the Parent is engaged which does not affect the Parent disproportionately as compared to other companies in such industry; (ii) acts of war or terrorism; (iii) general economic, political and financial market changes that do not affect the Parent disproportionately; (iv) changes in any Law or GAAP; or (v) the failure of the Parent to achieve any financial projections or budget in and of itself, provided that the underlying causes of such failure may constitute a Parent Material Adverse Effect if otherwise of a character described in this paragraph.

“Parent Organizational Documents” shall have the meaning set forth in Section 5.1(b) below.

“Parent ROFR Agreement” shall mean the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated on or around the Closing Date, by and among the Parent and the other parties thereto, as amended.

“Parent ROFR Agreement Joinder” shall mean the Joinder Agreement to the Parent ROFR Agreement substantially in the form attached hereto as Exhibit J-1.

“Parent Series E Preferred Stock” shall mean the Parent’s Series E Preferred Stock, $.001 per value per share.

“Parent Series F Preferred Stock” shall mean the Parent’s Series F Preferred Stock, $.001 per value per share.

“Parent Voting Agreement” shall mean the Fourth Amended and Restated Voting Agreement, dated on or around the Closing Date, by and among the Parent and the other parties thereto, as amended.

“Parent Voting Agreement Joinder” shall mean the Joinder Agreement to the Parent Voting Agreement substantially in the form attached hereto as Exhibit J-2.

“Parent Working Capital Determination” shall have the meaning set forth in Section 3.10(a) below.

“Parent Working Capital Statement” shall have the meaning set forth in Section 3.10(a) below.

“Paying Customer” shall have the meaning set forth in Section 4.21 below.

“Pension Plan” shall mean any “employee pension benefit plan” as described in Section 3(2) of ERISA, other than a Multiemployer Plan.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a Governmental Authority, a division or operating group of any of the foregoing or any other entity or organization.

“Pro Rata Percentage” shall mean, with respect to a Shareholder, the fraction obtained by dividing (i) the sum of the total number of Shares held by such Shareholder immediately prior to the Effective Time, plus the total number of Shares issuable upon conversion of any other securities (including notes and other debt securities) convertible into, exchangeable for, or evidencing the right to subscribe for or acquire shares of Company Common Stock held by such Shareholder outstanding immediately prior to the Effective Time, whether or not then convertible or exercisable, by (ii) the Fully-Diluted Share Number.

“Qualifying Public Offering” shall have the meaning set forth in the Parent Charter.

“Reference Date” shall mean January 1, 2010.

“Refinancing” shall have the meaning set forth in Section 3.3(b)(ii) below.

“Related Documents” shall mean this Agreement and all other agreements, documents, certificates and instruments delivered in connection herewith or therewith.

“Release Date” shall have the meaning set forth in Section 10.5 below.

“Representative” shall mean the Person appointed to serve as the representative of the Shareholders and to perform the duties described in Article 12.

“Requisite Shareholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by Shareholders holding 100% of the shares of Company Common Stock.

“Sale of the Company” shall have the meaning set forth in the Parent Voting Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, including the rules and regulations thereunder.

“Senior Indebtedness” shall mean all indebtedness of, or guaranteed by, the Parent for borrowed money that is secured by assets of the Parent or its Subsidiaries, whether now existing or hereafter arising (including without limitation the indebtedness under that certain Loan and Security Agreement dated as of May 22, 2007, among the Parent, ProfitFuel, Inc. and Silicon Valley Bank, as amended by a certain First Loan Modification Agreement dated as of July 18, 2008, a certain Second Loan Modification Agreement dated as of April 23, 2009, a Third Loan Modification Agreement dated as of October 27, 2010, a Fourth Loan Modification Agreement, dated as of May 23, 2011, a Joinder and Fifth Loan Modification Agreement, dated as of September 29, 2011, a Sixth Loan Modification Agreement, dated as of May 9, 2012, and a Seventh Loan Modification Agreement, dated as of September 4, 2012, without limit as to amount, including all principal and interest (including such interest as may accrue after the initiation of bankruptcy proceedings, without regard as to whether such interest is an allowed claim in such bankruptcy proceedings) on such indebtedness, and all premiums, fees, expenses and other obligations owing by the Parent in respect of such indebtedness.

“Share Consideration” shall mean 3,804,348 shares of Parent Series E Preferred Stock.

“Shareholder Beneficiaries” shall mean Chad Brandon, Allen Jorgensen, Jeffrey Keller, Joel Kozikowski, and Brian Smith.

“Shareholder Consent” shall have the meaning set forth in the Introduction.

“Shareholders” shall mean Lighthouse Dental Consulting, Inc., Riley Software Systems, Inc., Jorgensen Enterprises, Inc., Chad Brandon, Inc. and Keller Software, LLC.

“Shares” shall mean all shares of Company Common Stock.

“Stock Option Plan” shall mean any written plan pursuant to which the Company has granted Options or other Company Convertible Securities.

“Straddle Period” shall have the meaning set forth in Section 8.1(b) below.

“Straddle Period Tax Calculation” shall have the meaning set forth in Section 8.1(b) below.

“Subordination Agreement” shall mean a Subordination Agreement by and among Silicon Valley Bank, Parent and each of the Shareholders.

“Subsidiary” shall mean, with respect to any Person, any entity of which securities or other ownership interests having voting power sufficient to elect a majority of the board of directors or other governing body are at any time, directly or indirectly, owned by such Person.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” shall have the meaning set forth in Section 3.4 below.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any Governmental Authority, including, but not limited to, income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other taxes, charges or assessments or any kind whatsoever, including any interest, penalties or additions attributable thereto.

“Tax Arbitrator” shall have the meaning set forth in Section 8.9 below.

“Tax Claim” shall have the meaning set forth in Section 8.6(a) below.

“Tax Returns” shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

“Third-Party Claim” shall have the meaning set forth in Section 10.5 below.

“Transaction Expenses” shall mean all fees, costs and expenses incurred by the Company and the Shareholders (whether or not invoiced or payable as of the Closing), arising out of, relating to, in connection with, or incidental to, the discussion, evaluation, negotiation, documentation, preparation, implementation, consummation and performance of this Agreement and the transactions contemplated hereby, including costs associated with securing required consents of third parties, and fees and disbursements of advisors, consultants, investment bankers and other financial advisors, brokers and finders, lawyers and accountants (including fees and disbursements for services rendered after the Effective Time in connection with actions incidental to the transactions contemplated by this Agreement by any firm or attorney that acted as counsel to the Company or the Shareholders before the Effective Time), to the extent such fees, costs and expenses have not been paid by the Company prior to the Closing, including without limitation, all fees and disbursements set forth on Schedule TE attached to this Agreement.

“Transfer Restriction Letter” shall mean each of the Transfer Restriction Letters by and between the Parent and each of Shareholder Beneficiaries.

“Transfer Taxes” shall have the meaning set forth in Section 3.11 below.

“Uncontested Claim” shall have the meaning set forth in Section 10.7(b) below.

“Working Capital” shall mean an amount (which may be positive or negative), as of the close of business on February 28, 2013, equal to the sum of: (i) current assets (including all cash and accounts receivable, deposits in transit and prepaid assets); minus (ii) the Company’s current liabilities (including, without limitation, accrued expenses and corporate credit card borrowings or balances, and accounts payable (including payroll and benefits and payroll advances)); in each case calculated in accordance with the methods, practices and principles set forth on Schedule FS. Schedule WC sets forth, by way of example, a worksheet for the calculation of Working Capital.

“Working Capital Determination Date” shall have the meaning set forth in Section 3.10(c) below.

“Working Capital Lower Target” shall mean -$160,000.

“Working Capital Objection Period” shall have the meaning set forth in Section 3.10(b) below.

“Working Capital Objection Statement” shall have the meaning set forth in Section 3.10(b) below.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to email, facsimile transmission or other means of electronic communication;

(b) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d) references to “day” or “days” are to calendar days;

(e) references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(f) any reference to a provision of a statute or regulation includes a reference to any substitute or successor provision; and

(g) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are followed by such words or words of similar import.

Section 1.3 Knowledge. For purposes of this Agreement, (i) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or such individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation (as expected from someone in such individual’s role within the Company) concerning the existence of such fact or other matter, (ii) the Company will be deemed to have “Knowledge” of a particular fact or other matter if any of the Shareholder Beneficiaries has Knowledge of such fact or matter; (iii) the Parent will be deemed to have “Knowledge” of a particular fact or other matter if any executive officer of the Parent has Knowledge of such fact or matter.

Section 1.4 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub in accordance with the terms of this Agreement, the GBCC and the Delaware General Corporation Law (the “DGCL”), whereupon the separate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned Subsidiary of the Parent. As a result of the Merger, the outstanding shares of capital stock of the Company and Merger Sub shall be converted or canceled in the manner provided in Article 3.

Section 2.2 Effective Time. At the Closing, the parties shall cause the Merger to be consummated by filing certificates of merger (the “Certificates of Merger”) consistent with this Agreement in forms reasonably satisfactory to the parties with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL and the Secretary of State of the State of Georgia (the “Georgia Secretary of State”) in accordance with the relevant provisions of the GBCC. The Merger shall become effective at the time of filing of the Certificates of Merger or such later time as agreed to by the Parent and the Company and specified in the Certificates of Merger (the date and time of such filing or such later specified time being referred to herein as the “Effective Time”).

Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts 02110, at 10:00 a.m., local time, on the date hereof (the “Closing Date”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the GBCC and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and

Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation as stated in such certificate of incorporation shall be “Lighthouse Practice Management Group, Inc.”, and (ii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that the name of the Surviving Corporation on the face of such by-laws and as otherwise set forth therein shall be “Lighthouse Practice Management Group, Inc.”

Section 2.6 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE 3

EFFECT OF THE MERGER

Section 3.1 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the Company’s Board of Directors or the Shareholders, all outstanding shares of Company Common Stock (other than Shares to be canceled in accordance with Section 3.6) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted automatically at the Effective Time into the right to receive (subject to the exchange procedures specified in Section 3.8 and the other terms of this Agreement) the Merger Consideration as specified on the Distribution Schedule.

Section 3.2 Treatment of Company Convertible Securities.

(a) Cancellation of Company Convertible Securities. The Board of Directors of the Company shall take all such action as is necessary, under any Stock Option Plan and the terms of any applicable Company Convertible Securities (whether granted pursuant to a Stock Option Plan or otherwise) such that at the Effective Time, each of the Company Convertible Securities that is outstanding immediately prior to the Effective Time shall automatically be irrevocably canceled and terminated and be of no further force or effect from and after the Effective Time. All Stock Option Plans and all Company Convertible Securities thereunder shall terminate at the Effective Time.

(b) Further Actions. Prior to the Effective Time, the Board of Directors of the Company shall take such action as is necessary to effectuate the treatment of Company Convertible Securities under this Section 3.2. In addition, prior to the Effective Time, the

Company shall provide notice (subject to reasonable review by Parent) to each holder of Company Convertible Securities describing the treatment of such Company Convertible Securities in accordance with this Section 3.2.

Section 3.3 Aggregate Adjusted Deferred Payment Consideration.

(a) Deferred Payment.

(i) Promise to Pay. Parent promises to pay to each Shareholder such Shareholder’s Pro Rata Percentage of the outstanding balance of the Aggregate Adjusted Deferred Payment Consideration and all accrued but unpaid interest thereon in immediately available funds, to the extent payable, in accordance with this Section 3.3.

(ii) Interest. Simple interest on the Aggregate Adjusted Deferred Payment Consideration shall accrue from and after the Effective Time at a rate equal to eight percent (8%) per annum; provided, that if the Parent does not make the payment required by Section 3.3(a)(iii)(B) when due, such interest shall accrue thereafter at a rate equal to twelve percent (12%) per annum. If upon a Refinancing (as defined below) the holder(s) of Senior Indebtedness prohibit the Parent’s payment of interest pursuant to Section 3.3(a)(iii) when due, then such interest shall compound quarterly when accrued.

(iii) Payment. Subject to Sections 3.3(a)(v) and 3.3(a)(vi), (A) interest on the Aggregate Adjusted Deferred Payment Consideration shall be due and payable quarterly in arrears on the seventh day of the month following the end of each of the Parent’s fiscal quarterly periods (with the first interest payable on or before July 7, 2013 for the month ended March 31, 2013 and the fiscal quarter ended June 30, 2013) and (B) the Aggregate Adjusted Deferred Payment Consideration and all accrued but unpaid interest thereon shall be due and payable upon the earliest of (I) the second anniversary of the Effective Time, (II) upon the closing of a Qualifying Public Offering and (III) the closing of a Sale of the Company.

(iv) Pre-Payment. The Aggregate Adjusted Deferred Payment Consideration and any interest accrued but unpaid thereon may be prepaid in whole or in part without the consent of the Representative or any other Person and without prepayment penalty or premium of any kind. Any voluntary prepayment made shall be (a) first applied to the interest accrued on the Aggregate Adjusted Deferred Payment Consideration as of the date of such prepayment but unpaid thereon, and (b) thereafter applied to the outstanding balance of the Aggregate Adjusted Deferred Payment Consideration. If any of the Aggregate Adjusted Deferred Payment Consideration is prepaid, such amount will remain available as recourse for indemnification claims of the Parent Indemnified Persons in accordance with the last sentence of Section 10.7(c).

(v) Offsets. For each Company Key Employee who ceases to be employed by the Parent, one of its Subsidiaries (including the Surviving Corporation) or the Parent’s successor prior to the first anniversary of the Effective Time, the Aggregate Adjusted Deferred Payment Consideration and any interest accrued but unpaid thereon shall be reduced by $1,500,000 as of the last date of employment (collectively, the “Deferred Payment Offsets”); provided, however, no offset or reduction shall be made if the Company Key Employee’s employment is terminated (a) by reason of death or Disability, (b) by the Parent without Cause or (c) by the Company Key Employee with Good Reason.

(vi) Deferred Payment Events of Default. The entire unpaid balance of the Aggregate Adjusted Deferred Payment Consideration, together with all accrued and unpaid interest thereon, shall immediately be due and payable upon the occurrence of any one or more of the following events of default (each, a “Deferred Payment Event of Default”):

(A) the entry of an order, judgment or decree by any court of competent jurisdiction granting Parent relief as a debtor under the Federal Bankruptcy Code, or applicable state law, or otherwise adjudicating Parent as bankrupt or as insolvent, or the making of an assignment for the benefit of creditors by Parent, or Parent admitting in writing its inability to pay its debts as they become due, or the commencement by or against Parent of a voluntary or involuntary case for relief as a debtor under the Federal Bankruptcy Code, or applicable state law, or the commencement of any other bankruptcy, insolvency, reorganization, arrangement, debt adjustment, receivership, liquidation, trusteeship, custodianship or dissolution proceedings by or against Parent (each, an “Insolvency Event”), and, if instituted adversely, either (i) the consent by Parent to the same or the admission in writing of the material allegations contained in the petition filed in said proceedings or (ii) said proceedings remain in effect and unstayed for a period of sixty (60) consecutive days after the institution thereof;

(B) if a receiver is appointed for Parent; and

(C) the failure to have discharged within a period of sixty (60) days after commencement thereof any attachment, sequestration or similar proceeding against a material portion of the Parent’s assets, which the Parent is not contesting.

(b) Subordination. Each of the Shareholders agrees that the Aggregate Adjusted Deferred Payment Consideration and the cash portion of the Earn-out Consideration is hereby expressly subordinated in the right of payment to the prior payment in full of the holders of the Senior Indebtedness, except as expressly provided in the Subordination Agreement or any other subordination agreement entered into among the Shareholders and holders of Senior Indebtedness.

(i) Liquidation. In the event of a Liquidation, all Senior Indebtedness shall first be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Aggregate Adjusted Deferred Payment Consideration and Earn-out Consideration.

(ii) Refinancing. As long as any portion of the Aggregate Adjusted Deferred Payment Consideration remains outstanding, if Parent refinances the Senior Indebtedness currently held by Silicon Valley Bank (a “Refinancing”), Parent shall use good faith efforts to obtain subordination of the Aggregate Adjusted Deferred Payment Consideration

from the holders of such refinanced Senior Indebtedness that permits the Aggregate Adjusted Deferred Payment Consideration to be paid when due under Section 3.3(a)(iii)(B)(I). If, however, despite Parent’s good faith efforts, the holders of such refinanced Senior Indebtedness will not permit such payment to be paid when due under Section 3.3(a)(iii)(B)(I), then, upon such a Refinancing, the Aggregate Adjusted Deferred Payment Consideration and any accrued but unpaid interest thereon shall by payable under Section 3.3(a)(iii)(B)(I) in arrears in 24 equal, monthly installments (with the first payment due on or before the seventh day of the first month after the second anniversary of the Closing Date and subsequent payments due on or before the seventh day of each subsequent month through the fourth anniversary of the Closing Date), subject to any subordination set forth in the Senior Indebtedness and any subordination agreement entered into between the Shareholders and the holders of such Senior Indebtedness. If the Refinancing occurs after the second anniversary of the Closing Date, then the number of monthly installments shall be equal to the number of months between the date of the Refinancing and the fourth anniversary of the Closing Date. Any amount of Aggregate Adjusted Deferred Payment Consideration remaining outstanding after the second anniversary of the Closing Date shall accrue interest at a rate of 12% per annum as long as such amount remains outstanding. Nothing in this Section 3.3(b)(ii) shall prevent the Parent from refinancing any Senior Indebtedness.

(iii) Modifications of Senior Indebtedness and Security. The holders of the Senior Indebtedness may, at any time and from time to time with or without notice, without impairing or releasing the subordination provisions of this Section 3.3(b), do any one or more of the following: (i) change the manner, place, terms or amount of payment of, or change or extend the time of payment of or renew or alter, the Senior Indebtedness, or amend, modify, supplement or terminate in any manner any instrument, document or agreement relating to the Senior Indebtedness; (ii) release any person or entity liable in any manner for the payment or collection of the Senior Indebtedness; (iii) exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Parent or any other person or entity; (iv) apply any monies or other property paid by any person or entity or otherwise released in any manner to the Senior Indebtedness; or (v) accept or release any security for the Senior Indebtedness.

(iv) Agreements with Holders of Senior Indebtedness. Each of the Shareholders shall promptly execute such additional agreements as any holders of Senior Indebtedness may request to confirm the provisions of this Section 3.3(b) and otherwise providing for the subordination of the Aggregate Adjusted Deferred Payment Consideration and/or Earn-out Consideration. Each of the Shareholders hereby grants the Representative an irrevocable power of attorney coupled with an interest to execute such agreements on behalf of the Shareholder if the Shareholder does not so execute and deliver such agreements in a timely manner; provided, that, if the Representative has not responded within five (5) days following being requested to act by Parent, then the Shareholders hereby grant each of the Chief Executive Officer and Chief Financial Officer of the Parent an irrevocable power of attorney coupled with an interest to execute such agreements on behalf of the Shareholder if the Shareholder does not so execute and deliver such agreements in a timely manner.

(v) Third Party Beneficiaries. The holders of Senior Indebtedness from time to time are intended third party beneficiaries of the provisions of this Section 3.3(b) and, as such, are entitled to enforce such provisions.

Section 3.4 Merger Sub Stock. Each issued and outstanding share of the common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate representing outstanding shares of Merger Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

Section 3.5 Effect on Shares. All Shares converted in accordance with Section 3.1 shall no longer be outstanding and shall automatically be deemed canceled and retired and shall cease to exist as of the Effective Time, and each holder of a certificate representing any such Shares (“Certificates”) shall cease to have any rights with respect thereto, except the right to receive the amounts payable in respect of such holder’s Shares as set forth on the Distribution Schedule, in each case without interest. From and after the Effective Time, there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time.

Section 3.6 Cancellation of Treasury Stock. Notwithstanding any provision of this Agreement to the contrary, all Shares that are owned by the Company as treasury stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist, and no payment or other consideration shall be made or delivered with respect thereto.

Section 3.7 Actions at Closing. At or promptly after the Closing:

(a) the Parent shall set aside a certificate issued in the name of the Representative (as record holder for the benefit of the Shareholders) representing the Escrow Shares to be held in escrow in accordance with Section 10.7(b) of this Agreement;

(b) the Parent shall pay and discharge directly the aggregate amount of all unpaid Transaction Expenses and the aggregate amount of all Change of Control Payments in such amounts and to the accounts designated on a funds flow memorandum delivered by the Company to the Parent in accordance with Section 9.1 (the “Funds Flow Memorandum”) or to the appropriate Governmental Authority, as applicable (as such amounts are being deducted from the Aggregate Adjusted Closing Cash Consideration and are not otherwise being distributed pursuant to this Section 3.7); and

(c) the Parent shall, upon a Shareholder’s compliance with Section 3.8, (i) pay to such Shareholder its Pro Rata Percentage of the Aggregate Adjusted Closing Cash Consideration, as indicated on the Distribution Schedule and (ii) issue to such Shareholder its Pro Rata Percentage of the Closing Share Consideration, as indicated on the Distribution Schedule.

Section 3.8 Surrender and Exchange of Certificates. The Parent shall make payment of the Merger Consideration to the Shareholders in accordance with the following procedures:

(a) Exchange Procedures. Each Shareholder shall deliver the Parent Voting Agreement Joinder and Parent ROFR Agreement Joinder and each Shareholder Beneficiary shall deliver to Parent a Transfer Restriction Letter. Upon surrender of a Certificate to the Parent, together with a duly and validly executed signature page to this Agreement and any Related Document to which such holder is a party, the holder of such Certificate shall be entitled to receive in exchange therefor payment of the applicable Merger Consideration which such holder has the right to receive pursuant to Section 3.1 (without interest, except as set forth in Section 3.3, and less any required withholding), and the Certificate so surrendered shall forthwith be canceled. Until surrendered and canceled as contemplated by this Section 3.8(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender thereof the applicable Merger Consideration (without interest, except as set forth in Section 3.3, and less any required withholding) which the holder of such Certificate is entitled to receive hereunder.

(b) Payment to Registered Holders. If any portion of the applicable Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition to such payment that (i) the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and (ii) the Person requesting such exchange have paid any transfer or other Taxes required by reason of such payment in a name other than the registered holder of the Certificate surrendered or established to the reasonable satisfaction of the Parent that such Tax has been paid or is not applicable.

(c) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Parent, Merger Sub, the Surviving Corporation or other Affiliates of Parent shall be liable to a holder of a Certificate for any amount delivered to a public official pursuant to and as required by any applicable abandoned property, escheat or similar Law.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificates representing Shares shall have been lost, stolen or destroyed, the Parent shall deliver, in exchange for such lost, stolen or destroyed Certificates and only upon the making of a satisfactory affidavit of that fact by the holder thereof and the delivery of such other documents reasonably requested by the Parent, the applicable Merger Consideration; provided, however, that the Parent may, in its sole discretion and as a condition precedent to the payment in respect thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity agreement in such form as the Parent may reasonably request as indemnity against any claim that may be made against the Parent or the Surviving Corporation with respect to such Certificate.

(e) Fractional Shares. The Parent Series E Preferred Stock receivable by each Shareholder by virtue of the Merger shall be rounded down to the nearest whole share and no fraction of a share of Parent Series E Preferred Stock will be issued.

Section 3.9 Earn-out Consideration.

(a) If earned in accordance with this Section 3.9, the Parent shall make the following additional aggregate payment (the “Earn-out Consideration”) to the Shareholders, divided among them in accordance with the Distribution Schedule. If the Gross Revenue for the period commencing March 1, 2013 and ending February 28, 2014 or such earlier date on which the aggregate Earn-out Consideration earned under this Section 3.9 equals $5,000,000 (the “Measurement Period”) is equal to or less than $7,200,000, the Earn-out Consideration shall be $0. If the Gross Revenue for the Measurement Period is greater than $9,005,054, the aggregate Earn-out Consideration shall be $5,000,000. If the Gross Revenue for the Measurement Period is greater than $7,200,000 but less than $9,005,054, the aggregate Earn-out Consideration shall be equal to 2.77 multiplied by an amount equal to (i) the Gross Revenue for the Measurement Period (rounded down to the nearest dollar) minus (ii) $7,200,000. Forty percent (40%) of the aggregate Earn-out Consideration earned in accordance with this Section 3.9 shall be paid by the issuance of that number of shares of Parent Series E Preferred Stock (rounded down to the nearest whole share) equal to the quotient obtained by dividing (x) the dollar amount of Earn-out Consideration payable in Parent Series E Preferred Stock hereunder by (y) the Agreed Stock Consideration Value and the remaining aggregate Earn-out Consideration shall be paid in cash to the Shareholders, divided among them in accordance with the Distribution Schedule.

(b) As used herein, “Gross Revenue” shall mean the Parent’s and its Subsidiaries’ (including the Surviving Corporation’s) revenue (including any Appropriate Revenue Credit credited under Section 3.9(h)) of the Business from the sale of the Lighthouse 360 Product determined in accordance with the principles set forth on Schedule FS hereto. The determination of Gross Revenue shall exclude (i) all of the Parent’s and its Subsidiaries’ (including the Surviving Corporation’s) revenue other than that of the Business from the Lighthouse 360 Product and (ii) revenue of any new businesses acquired by the Parent or any of its Subsidiaries after the date hereof.

(c) The determination of whether amounts are due under this Section 3.9 shall be made in good faith by the Parent, and written notice thereof (the “Earn-out Consideration Notice”) shall be delivered to the Representative not later than 35 days after the end of the Measurement Period.

(d) If the Representative delivers written notice (the “Disputed Earn-out Consideration Notice”) to the Parent within 20 days after the delivery of the Earn-out Consideration Notice, stating that the Representative objects to the amount of the Earn-out Consideration, specifying the basis for such objection in reasonable detail (including the specific items in dispute), and setting forth the Representative’s proposed amount of the Earn-out Consideration (including the proposed amounts of the disputed items), the Representative and the Parent will attempt to resolve and finally determine and agree upon the Earn-out Consideration as promptly as practicable.

(e) If the Representative and the Parent are unable to agree upon the Earn-out Consideration within 30 days after delivery of the Disputed Earn-out Consideration Notice, the dispute will be submitted to the Neutral Auditor. The Neutral Auditor will (i) resolve the disputed items specified in the Disputed Earn-out Consideration Notice and (ii) determine the aggregate amount of the Earn-out Consideration, as modified only by the resolution of such items. The determination by the Neutral Auditor will be made within 60 days after such selection and will be final and binding upon the parties. The fees, costs and expenses of the Neutral Auditor will be borne by the party whose positions generally did not prevail in such determination, or if the Neutral Auditor determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Shareholders and 50% by the Parent.

(f) If the Representative does not deliver the Disputed Earn-out Consideration Notice to the Parent within 20 days after the date of the Earn-out Consideration Notice, the Earn-out Consideration specified in the Earn-out Consideration Notice will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(g) Promptly, but in any event within five (5) Business Days, after the Earn-out Consideration is finally determined in accordance with this Section 3.9, the Parent shall deliver the aggregate Earn-out Consideration to the Shareholders in accordance with the Distribution Schedule and Section 3.9(a). Upon a Sale of the Company, any Earn-out Consideration payable hereunder in respect of each share of Parent Series E Preferred Stock shall instead be payable in the consideration received in respect of each share of Parent Series E Preferred Stock in such Sale of the Company, proportionally subject to any escrow or other hold-back arrangement as the other shares of Parent Series E Preferred Stock.

(h) During the Measurement Period, (i) the Business will be operated by the Parent and the Surviving Corporation in the ordinary course and consistent with past practice of the Business under the supervision of the Company Key Employees so long as they remain employed by the Parent or one of its Subsidiaries (including the Surviving Corporation), (ii) the Parent shall provide to the Business available headcount for customer support and development consistent with the Company’s levels as of the Closing Date, which would be headcount of 21 for customer service and 5 for development, and (iii) the Parent shall not divert the efforts of the Company Key Employees from the Business in a manner that would reasonably be expected to have a material and adverse effect on the Business. Notwithstanding the foregoing, the Business shall be operated in compliance with, and the Company Key Employees shall manage the Business so that it is in compliance with, applicable Laws and the Parent’s policies and procedures (such as employment policies and procedures, codes of conduct, budgeting and forecasting, payment card industry compliance standards, and customer Contracts) generally applicable to other operations of the Parent. Unless mutually agreed upon by the Parent and the Representative, during the Measurement Period neither the Parent nor the Surviving Corporation shall operate the Business in a manner that would reasonably be expected to have a material and adverse effect on the Business (for example, neither Parent nor the Surviving Corporation shall modify the pricing strategy or branding of the Business (in effect as of the Closing) or bundle the Lighthouse 360 Product with the Parent’s other service offerings, if such modification or bundling would reasonably be expected to have a material and adverse effect on the Business). Without limiting the foregoing, during the Measurement Period, Parent and Surviving Corporation shall not, except to the extent necessary or advisable to comply with applicable Laws: (i) enter into any agreement with any other dental association or similar group that would result in offering a lower price for the Lighthouse 360 Product to any group of dental practices that would be lower than the price offered to Academy of General Dentistry and Ohio Dental Association members (which is $269 per month as of the Closing Date); (ii) provide any “free trial period” or “reduced-price trial period” pricing (other than existing Company sales and marketing programs, such as $1.00 subscriptions for customers switching to Lighthouse from a competitor, one-month free trials, and client satisfaction waivers, each consistent with the Company’s past practices) for the Lighthouse 360 Product, without including Appropriate

Revenue Credit (as defined later in this Section 3.9) for each customer who uses the Lighthouse 360 Product under such a trial period in the calculation of Gross Revenue hereunder; (iii) use a method of calculating Gross Revenue for purposes of calculating the Earn-out Consideration other than as set forth on Schedule FS, even though that accounting method is different from GAAP; (iv) bundle the Lighthouse 360 Product with any other of Parent’s products or services without including Appropriate Revenue Credit for each customer who uses the Lighthouse 360 Product under the terms of such a bundle in the calculation of Gross Revenue hereunder; (v) create any product offering that competes with the Lighthouse 360 Product, without an agreement in writing between Parent and Representative as to how revenue from such product will be counted toward the Earn-out Consideration; (vi) change the name of the Lighthouse 360 Product to anything that is not substantially the same as “Lighthouse 360”; (vii) change the published price for the Lighthouse 360 Product’s monthly fee, implementation fee, or any of the Lighthouse 360 Product’s optional message types, except that postcards and letters can be increased to reflect postage increases; (viii) increase the prices charged to any existing clients, except that postcards and letters can be increased to reflect postage increases; (ix) require a Contract to be signed by any customer for the Lighthouse 360 Product for any period longer than one month; (x) reduce or discontinue payments under the Company’s existing Referral Program (as defined in Exhibit RP) for existing Company customers for whom a referral reward is already being paid; (xi) materially reduce the scope of, or discontinue, the Company’s Referral Program for new sales; (xii) change the vendor of (unless such vendor terminates or elects not to renew its relationship with the Parent or any of its Subsidiaries (including the Surviving Corporation) for convenience), or with regard to tangible materials, downgrade the specifications of, any of the following products or services provided to the Company’s customers with respect to the Lighthouse 360 Product: email delivery, text message delivery, postcard and letter design, printing, and mailing and automated phone call delivery; (xiii) change any Company salesperson who becomes an employee of the Parent or Surviving Corporation as of the Closing Date from doing inbound sales to doing outbound sales; (xiv) eliminate any inbound sales representative for the Lighthouse 360 Product who is fully trained and competent at selling the Lighthouse 360 Product, who has met sales quota for at least two of the three months prior to termination, and who has materially complied with all directives, policies and procedures of the Parent and its Subsidiaries (including the Surviving Corporation) applicable to such sales representative, unless that sales representative is replaced promptly (but in any event within 30 days) by someone who has already been fully trained and has demonstrated adequate competence at selling the Lighthouse 360 Product; (xv) reduce the budget for marketing the Lighthouse 360 Product below $50,000 per month, or spend such $50,000 per month on materially different activities than the Company’s past practice; (xvi) have the Company’s current Marketing Manager, Jason Stephenson, report directly to any employee other than Brian Smith, for so long as Brian Smith is employed by the Parent or Surviving Corporation, or terminate the employment of Mr. Stephenson except in the event of Mr. Stephenson’s material non-compliance with the Parent’s or Surviving Corporations directives, policies or procedures applicable to him; or (xvii) allow any employee of Parent or any Subsidiary (including the Surviving Corporation) to participate on any public electronic dental forum as a representative of the Lighthouse 360 Product without the approval of the Representative. Subject to, and not in limitation of, the preceding sentences of this Section 3.9, the parties agree and acknowledge that (A) nothing contained herein or in any other agreement, document or instrument entered into in connection with the consummation of the Merger or the other transactions contemplated by this Agreement requires the Parent or any

Subsidiary of the Parent to conduct the Business in any particular manner after the Closing, and, (B) the operations of the Parent and its Subsidiaries after the Closing (including the Company) shall be conducted at the sole and absolute discretion of the Parent, and (C) any restriction in the preceding sentences of this Section 3.9 may be waived or modified with the written approval of the Representative; provided, that the Representative will provide the Parent with notice of any violation of the foregoing as soon as reasonably practicable after any Shareholder or Shareholder Beneficiary becomes aware of a violation, and a 20-day period during which the Parent may cure such violation. “Appropriate Revenue Credit,” as used in this Section 3.9, shall mean an amount equal to, for each customer of the Parent or Surviving Corporation using the Lighthouse 360 Product, (i) $239 for each month during the Measurement Period that such customer is a customer of the Lighthouse 360 Product, plus (ii) the then-current price for all optional message types used by such customer during the Measurement Period, plus (iii) a one-time amount of $299 upon the implementation for each such customer who becomes a customer of the Lighthouse 360 Product for the first time during the Measurement Period.

Section 3.10 Post-Closing Working Capital Adjustments.

(a) Parent’s Working Capital Determination. The Parent shall, within 75 days after the Closing, prepare and deliver to the Representative a balance sheet of the Company as of the Closing Date (the “Parent Closing Balance Sheet”). The Parent Closing Balance Sheet will be prepared in accordance with the methods, practices and principles set forth on Schedule FS. The Parent Closing Balance Sheet will be accompanied by a statement (the “Parent Working Capital Statement”), certified on behalf of the Parent by a duly authorized officer, setting forth in reasonable detail the Parent’s calculations showing the basis for the determination of the amounts set forth in the Parent Closing Balance Sheet and the Parent’s good faith calculation of the Working Capital of the Company as of the Closing Date, including each respective component thereof (the “Parent Working Capital Determination”), including, in all cases, a reasonably detailed summary explanation of the calculations made to arrive at such amounts.

(b) Objection by Representative. If the Parent delivers a Parent Closing Balance Sheet and Parent Working Capital Statement in accordance with Section 3.10(a) within 75 days after the Closing, (i) the Parent and the Representative shall reasonably cooperate with and assist each other in resolving any items disputed by the Representative in good faith, including by making available and granting reasonable access (during normal business hours and subject to the Parent’s reasonable security measures and insurance requirements) to records and employees of the Surviving Corporation (provided, that the Representative is bound by a duty of confidentiality reasonably satisfactory to the Parent), and (ii) the Representative shall have a period of 30 days after delivery of the Parent Closing Balance Sheet and Parent Working Capital Statement (the “Working Capital Objection Period”), to deliver to the Parent a statement (the “Working Capital Objection Statement”) setting forth any objections that the Representative may have to the Parent Working Capital Determination, including a reasonably detailed explanation of the basis for each such objection. If the Representative does not deliver to the Parent a Working Capital Objection Statement by the end of the Working Capital Objection Period, or if during the Working Capital Objection Period the Representative delivers to the Parent written notice that the Representative accepts the Parent Working Capital Determination, then the Parent Closing Balance Sheet and Parent Working Capital Statement and the Parent Working Capital Determination shall be considered final, conclusive and binding. If the

Representative does deliver a Working Capital Objection Statement by the end of the Working Capital Objection Period, the Representative and the Parent shall attempt in good faith to resolve any disputed items. If the Representative and the Parent are unable to resolve all or any of the disputed items within 60 days after delivery of the Working Capital Objection Statement, then the remaining disputed items shall be submitted to the Neutral Auditor. The Neutral Auditor shall be instructed: (i) to address only the unresolved objections set forth in the Working Capital Objection Statement; (ii) with respect to each disputed item, not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party; and (iii) to prepare and deliver to the Representative and the Parent the Neutral Auditor’s determination of the Working Capital at the Closing, based solely on its determination of the disputed items, as soon as reasonably practicable (and in any event within 60 days after its engagement). The fees and disbursements of the Neutral Auditor will be borne by the party whose positions generally did not prevail in such determination, or if the Neutral Auditor determines that neither party could be fairly found to be the prevailing party, then such fees and disbursements will be borne 50% by the Parent and 50% by the Representative. Each of the Parent and the Representative shall cooperate with and assist the Neutral Auditor to resolve disputed items, including by making available and granting reasonable access to records and employees. The Working Capital at the Closing as finally determined by (A) failure of the Representative to deliver a Working Capital Objection Statement to Parent Closing Balance Sheet and Parent Working Capital Statement, in which case the Working Capital reflected in Parent Working Capital Statement, (B) agreement of the Representative and the Parent (including pursuant to a notice by the Representative that the Parent Working Capital Statement is acceptable), or (C) the Neutral Auditor, shall be the “Final Working Capital.” The date of the determination of the Final Working Capital shall be referred to herein as the “Working Capital Determination Date.”

(c) Final Working Capital Adjustment. If the Working Capital Lower Target is greater than the Final Working Capital, the Aggregate Adjusted Deferred Payment Consideration shall automatically be reduced by an amount equal to the excess of the Working Capital Lower Target over the Final Working Capital and, in such event, the Parent shall deliver a written notice to the Representative reflecting the new balance of the Aggregate Adjusted Deferred Payment Consideration. If the Final Working Capital is greater than the Working Capital Lower Target, no adjustment will be made hereunder.

Section 3.11 Transfer Taxes; Withholding of Tax. All transfer, sale and use, registration, documentary recording, value added, stamp and similar Taxes and fees (including any penalties and interest) incurred, imposed, assessed or payable in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne by the Shareholders, and each of the Shareholders shall, at its own expense, properly file on a timely basis all necessary Tax Returns, reports, forms and other documentation with respect to any Transfer Taxes. The Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable in respect of Shares or Company Convertible Securities such amount, if any, as the Parent or the Surviving Corporation (or any of its Affiliates) is required to deduct and withhold with respect to the making of such payment under United States federal, state, local or non-U.S. Tax Law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Shareholder and any other recipient of any payment hereunder. To the extent that amounts are so withheld by the Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Shares or Company Convertible Securities, as the case may be, in respect of which such deduction and withholding was made by the Parent or the Surviving Corporation.

Section 3.12 Further Assurances. At any time or from time to time after the Closing, each of the parties hereto shall, at the expense of the party making such request, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As of the date of this Agreement and as of the Closing Date, the Company represents and warrants to Parent and Merger Sub as set forth in this Article 4, subject to any exceptions expressly stated in the applicable Part of the disclosure schedule delivered by the Company to Parent on and as of the date hereof and attached hereto as Exhibit C (as supplemented from time to time after the date of this Agreement in accordance with the terms hereof, the “Company Disclosure Schedule”). For purposes of Sections 4.7, 4.9, 4.12, 4.13, 4.16, and 4.21, the term “Company” shall include Lighthouse Practice Management Group, LLC, a dissolved Indiana limited liability company and predecessor to the business of the Company (“LPMG LLC”).

Section 4.1 Organization; Subsidiaries.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; (ii) has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as proposed to be conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has no Subsidiaries.

(b) The Company does not own any capital stock of, or any equity interest of any nature in, any Person. The Company has not at any time been a general partner of any general partnership, limited partnership or other Person.

(c) The Company has delivered or made available to Parent true, correct and complete copies of the Company Organizational Documents, as amended to date, and each such instrument is in full force and effect. The Company is in compliance in all material respects with the provisions of the Company Organizational Documents.

(d) Part 4.1(d) of the Company Disclosure Schedule lists all of the current directors and officers (or equivalent) of the Company.

(e) LPMG LLC was properly dissolved under the Laws of the State of Indiana, and all of LPMG LLC’s assets were distributed to certain of the Shareholders. The Shareholders who received LPMG LLC’s assets subsequently contributed all of such assets to the Company and none of such assets (or any other assets used by the Company) are currently owned, in whole or in part, by LPMG LLC, any Shareholder, or any other Person.

Section 4.2 Authority; Non-Contravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Company has unanimously approved this Agreement and declared the advisability of this Agreement and the Merger and recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger. Section 14-2-1132 of the GBCC applicable to a “business combination” (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the Related Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The Requisite Shareholder Approval is sufficient for the Company’s shareholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Representative, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. Assuming the due authorization, execution and delivery of the Related Documents by Parent, Merger Sub, the Representative and/or the other parties thereto, each Related Document, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b) The execution and delivery by the Company of this Agreement and the Related Documents do not, and the performance by the Company of this Agreement and the Related Documents will not, (i) conflict with or violate the Company Organizational Documents, (ii) conflict with or violate any Law in any material respect, or (iii) except as set forth in Part 4.2(b) of the Company Disclosure Schedule, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would constitute a material breach or result in a material default) under, or impair the Company’s rights or alter in any material respect the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the material properties or assets of the Company pursuant to, any material Contract to which the Company is a party or by which the Company or its properties or assets are bound or affected. No consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made under any material Contract to which the

Company is a party or by which the Company or any of its properties or assets is bound or affected in connection with the execution and delivery by the Company of this Agreement or the performance of this Agreement by the Company, except for such consents, waivers, approvals and notices as are set forth in Part 4.2(b) of the Company Disclosure Schedule or those which have been obtained.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificates of Merger with the Delaware Secretary of State and the Georgia Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified or licensed to do business and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

Section 4.3 Company Capitalization; Distributions.

(a) Part 4.3(a) of the Company Disclosure Schedule sets forth a true, complete and accurate statement of: (i) the number of shares of each class or series of authorized capital stock of the Company, as well as the number of shares of each such class or series that are outstanding as of the date of this Agreement; (ii) the name of each record owner of such shares and the number and class or series of shares owned of record by each such shareholder; and (iii) any other security of the Company convertible into capital stock of the Company. Except as set forth in Part 4.3(a) of the Company Disclosure Schedule, no Shares are held by the Company in treasury and no shares are subject to vesting restrictions.

(b) All of the issued and outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive rights or any applicable Law, and are owned by the record holder thereof listed in Part 4.3(b) of the Company Disclosure Schedule.

(c) Except as set forth in Part 4.3(c) of the Company Disclosure Schedule, no Company Convertible Securities, subscriptions, conversion, exchange or other rights, securities, agreements or commitments of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into, or exercisable or exchangeable for any such shares, or any other equity or voting interest in the Company, are outstanding, and no authorization therefor has been given. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company. Except as disclosed in Part 4.3(c) of the Company Disclosure Schedule, there are no Contracts, arrangements or agreements to which the Company is a party or by which it is bound, to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company or other Person. Except as disclosed in Part 4.3(c) of the Company Disclosure Schedule, there are no irrevocable proxies and no voting trusts or voting agreements with respect to any ownership interests of, or other equity or voting interest in, the Company. The Company is not obligated to declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property or otherwise) in respect of any shares of Company Common Stock or any other securities of the Company.

(d) The Company and its Board of Directors have taken all necessary corporate action (including the adoption by the Board of Directors of any necessary resolution(s) and the provision of any notice(s) required under any Company Convertible Securities to the holders of Company Convertible Securities), so that each outstanding Company Convertible Securities may be treated in the manner set forth in Section 3.2.

(e) There are no authorized or outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote on any matter.

(f) The Company has not made any dividends, payment of management fees or other payments or distributions to the Shareholders that should have been characterized as compensation for services rendered by the Shareholder Beneficiaries under applicable Law.

Section 4.4 Company Shareholder Agreements.

(a) The Distribution Schedule includes a complete and accurate list of the shareholders of the Company and the portion of the Merger Consideration to be delivered to each such shareholder. The Distribution Schedule is correct and complete as of the date hereof and, as updated prior to the Effective Time, will be true, correct and complete as of the Effective Time, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement, the Company’s Organizational Documents and all other agreements and instruments among the Company and the Shareholders, and no Shareholder shall be entitled to any amounts except as provided on the Distribution Schedule.

(b) The Distribution Schedule sets forth the following information with respect to each Shareholder: (i) the name and the mailing address of such Shareholder as reflected on the stock transfer or other corporate records of the Company; (ii) with respect to each certificate for Company Common Stock, the number and class or series of Company Common Stock represented by such Certificate; (iii) the aggregate Merger Consideration payable with respect to the shares represented by such Certificate; (iv) the pro rata portion of the Escrow Property distributable with respect to the shares of Company Common Stock represented by such Certificate, if ever; (v) the pro rata portion (expressed as a percentage) of the Aggregate Adjusted Deferred Payment Consideration distributable with respect to the shares of Company Common Stock represented by such Certificate; and (vi) the pro rata portion (expressed as a percentage) of the Earn-out Consideration with respect to the shares of Company Common Stock represented by such certificate.

(c) Except as set forth on Part 4.4(c) of the Company Disclosure Schedule, there are no Contracts, written or oral, between the Company and any Person, relating to the registration of Shares under the Securities Act. Except as set forth on Part 4.4(c) of the Company Disclosure Schedule, there are no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other Contract to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

Section 4.5 Minutes and Stock Records. The minute books of the Company contain records that are accurate in all material respects of all meetings and consents in lieu of meetings of its Board of Directors and any committees thereof (whether permanent or temporary), and of its shareholders since inception, and such records accurately reflect in all material respects all transactions referred to in such minutes and consents. The stock books (or equivalent) of the Company accurately reflect the ownership of the capital stock (or equivalent) of the Company. The Company has made available to Parent true, correct and complete copies of the minutes, consents and stock books of the Company.

Section 4.6 Financial Statements.

(a) The Company has delivered to the Parent the unaudited balance sheets of the Company as at June 30, 2011, June 30, 2012 and December 31, 2012 (the December 31, 2012 balance sheet is sometimes referred to herein as the “Company Balance Sheet” and the date thereof is sometimes referred to as the “Company Balance Sheet Date”), and the unaudited statements of cash flows and income for the fiscal years ended June 30, 2011 and June 30, 2012 and the six-month period ended December 31, 2012.

(b) For purposes of this Agreement, “Financial Statements” shall mean the financial statements referenced in clause (a) above. The Financial Statements and the notes thereto, if any, (i) are complete and accurate in all material respects and fairly present the financial condition of the Company at the respective dates thereof and the results of operations for the periods then ended, and (ii) were prepared in accordance with the books and records of the Company in conformity with the accounting principles set forth on Schedule FS consistently applied during the periods covered thereby, except for the omission of footnotes and normal year-end adjustments which are not, individually and in the aggregate, material. None of the Financial Statements contains any material, non-recurring items, except as expressly set forth therein.

(c) For the twelve-month period ending December 31, 2012, the Company’s Net Income was at least $234,000. As used in this Agreement, “Net Income” shall mean the net income of the Company determined in accordance with the accounting principles set forth on Schedule FS consistently applied. For the twelve-month period ending December 31, 2012, the Company’s revenue was $5,829,000.

Section 4.7 No Undisclosed Liabilities. Other than as set forth in Part 4.7 of the Company Disclosure Schedule, the Company has no liabilities (absolute, accrued, contingent or otherwise), except for (a) liabilities and obligations shown on the Company Balance Sheet, (b) liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business and which are less than $25,000 individually and $100,000 in the aggregate, and (c) liabilities and obligations disclosed in this Agreement or the Company Disclosure Schedule.

Section 4.8 Absence of Certain Changes or Events. Since the Company Balance Sheet Date, except as set forth on Part 4.8 of the Company Disclosure Schedule, there has not been: (i) any occurrence that has had or would have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of the Company’s capital stock or any other securities of the Company or any grant or issuance of any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any split, combination or reclassification of the Company’s capital stock; (iv) other than as required by the terms of any Employee Agreement or Employee Benefit Plan, any granting by the Company of any increase in compensation or fringe benefits to any directors, officers, employees or consultants of the Company (or any promise, commitment or oral agreement to do the same in the future), or any payment by the Company of any bonus to any directors, officers, employees or consultants of the Company; (v) any acquisition, sale or transfer of any material asset by the Company other than software licenses granted by the Company to customers in the ordinary course of business and consistent with past practice; (vi) any change by the Company in its accounting methods, principles or practices; (vii) any revaluation by the Company of any of its assets, including writing off notes or accounts receivable more than $25,000 in the aggregate; (viii) other than as required by the terms of any Employee Agreement or Employee Benefit Plan, any granting by the Company of any increase in severance or termination pay; (ix) any cancellation or termination of any development, licensing, distribution, sales, services or other similar Contract with respect to any Intellectual Property Rights (as defined in Section 4.11), except by the Company in the ordinary course of business consistent with past practice; (x) any cancellation, compromise, waiver or release of any right or claim (or series of rights or claims) involving more than $25,000 in the aggregate; (xi) any material damage, destruction or loss (whether or not covered by insurance) to any property or assets material to the conduct of the business of the Company; (xii) any creation of any Encumbrance on any of the property or assets of the Company; (xiii) any capital expenditures in excess of $25,000 in the aggregate; (xiv) any creation of any indebtedness for borrowed money; (xv) any entry into, amendment, modification, cancellation or termination of any material Contract, other than in the ordinary course of business consistent with past practice; or (xvi) entry into any Contract to do any of the foregoing.

Section 4.9 Taxes.

(a) The Company has filed all Tax Returns that it was required to file and has complied in all material respects with all Laws in respect of all Taxes. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has not received any written notice of a claim made, and to the Company’s Knowledge, no other claim has ever been made, by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or, to the Company’s Knowledge, being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local Governmental Entity (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company. Part 4.9(c) of the Company Disclosure Schedule lists all foreign, federal, state and local income Tax Returns filed with respect to the Company for taxable periods ended on or after June 30, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Company has made available to Parent correct and complete copies of all such Tax Returns and all examination reports, and statements of deficiencies assessed against or agreed to by the Company since June 30, 2006.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to a taxable year for which the statute of limitations has not expired.

(e) The Company has never been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to or bound by any Tax allocation or sharing Contract. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) any installment sale or open transaction disposition made on or prior to the Closing Date; or (D) except as reflected on the Company Balance Sheet or received after the Company Balance Sheet Date in the ordinary course, consistent with past practices, any prepaid amount received on or prior to the Closing Date.

(g) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(h) The Company has not engaged in any transaction that constitutes a listed transaction as described under Code Section 6011 and Treasury regulations promulgated thereunder.

Section 4.10 Title to Properties.

(a) The Company does not hold any interest in real property, other than the leaseholds described in Part 4.10 of the Company Disclosure Schedule (such property being the “Leased Real Property”). Part 4.10 of the Company Disclosure Schedule lists all real property leases (including underleases, serviced office Contracts and any licenses, consents and approvals required from the landlords and any superior landlords with respect to any such lease) to which the Company is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against the Company in excess of $25,000. Such leases permit the current occupation and use of such real property by the Company. The Leased Real Property comprises all the real property occupied or otherwise used by the Company.

(b) The Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances except for Encumbrances for Taxes not yet due and payable and such Encumbrances, if any, which are not, individually or in the aggregate, material in character, amount or extent. The Leased Real Property is free of any tenancy, sub-tenancy, license or other Contract entitling a person other than the Company to occupy the whole or any part. There are no outstanding actions, disputes, claims or demands between the Company and any third party affecting the Leased Real Property or any neighboring property or any boundary walls and fences, or with respect to any easement, right or means of access to the Leased Real Property. To the Knowledge of the Company, there is no resolution, proposal, scheme or order, whether or not formally adopted, that would materially interfere with the use or occupation of, or access to, the Leased Real Property by the Company.

(c) All of the material tangible properties and assets of the Company are in operating condition sufficient to conduct the operations of the Company in substantially the same manner as currently conducted.

(d) Except as set forth in the leases set forth in Part 4.10 of the Company Disclosure Schedule, the Company does not have any liability, actual or contingent, arising directly or indirectly out of any Contract, underlease, tenancy, conveyance, transfer or any other deed or document relating to real property or to any estate or interest in real property entered into by the Company, including any actual or contingent liability arising directly or indirectly out of (i) any estate or interest held by the Company as original lessee or underlessee; (ii) any guarantee given by the Company in relation to a lease or underlease; or (iii) any other covenant made by the Company in favor of any lessor or head lessor.

Section 4.11 Intellectual Property.

(a) As used herein, “Intellectual Property” shall mean all intellectual property rights of every kind including all (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof; (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof; (iv) computer software, firmware, data, data bases and documentation thereof; (v) trade secrets and other confidential or proprietary information (including without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (vi) World Wide Web addresses and domain name registrations, (vii) works of authorship including without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography; and (viii) goodwill associated with any of the foregoing. As used herein “Company Intellectual Property” shall mean Intellectual Property owned or used by the Company.

(b) Part 4.11(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Intellectual Property owned by the Company included in clauses (i)–(iii) and (vi) of the definition of Intellectual Property that has been registered or for which an application for registration has been filed. The Company is the sole and exclusive owner of the Company Intellectual Property owned by the Company.

(c) Part 4.11(c) of the Company Disclosure Schedule contains a complete and accurate list of (i) all licenses and other rights granted by the Company to any Person with respect to any Company Intellectual Property and (ii) all licenses and other rights granted by any Person to the Company with respect to any Company Intellectual Property (excluding so-called “off-the-shelf” and “shrink wrap” software licensed to the Company in the ordinary course of business and easily obtainable without material expense), in each case identifying whether or not each such license is exclusive or non-exclusive (collectively for clauses (i) and (ii), the “IP Licenses”). Except as set forth on Part 4.11(c) of the Company Disclosure Schedule and payments in the ordinary course of business for so-called “off-the-shelf” or “shrink wrap” software, the Company is not required to pay any royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property.

(d) The Company owns or possesses sufficient legal rights to use all Intellectual Property necessary for or currently used in its business as currently conducted. The Company has not violated or infringed, is not violating or infringing or, by conducting its business as currently conducted, will not violate or infringe any Intellectual Property of any other Person, and has not received any notice or communication (including any “invitation to license” letter) from any Person claiming any violation or infringement of another Person’s Intellectual Property rights. The Company has no Knowledge of any violation or infringement by any Person of any Company Intellectual Property.

(e) Each item of registered Company Intellectual Property, if any, owned by the Company is valid and subsisting; all necessary registration, maintenance and renewal fees in connection with such registered Company Intellectual Property have been paid; and all necessary documents and certificates in connection with such registered Company Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Company Intellectual Property. To the Knowledge of the Company, there is no threatened or reasonably foreseeable loss of any Company Intellectual Property or, except as disclosed on Part 4.11(e) of the Company Disclosure Schedule, expiration or renewal of any registered Company Intellectual Property within the next 12 months.

(f) Except as disclosed on Part 4.11(f) of the Company Disclosure Schedule, the Company has not provided and is not obligated to provide the source code for any of its software to any other Person. The Company has not, by license, transfer, escrow or otherwise, authorized any other Person to reverse engineer, disassemble or decompile any of its software to create such source code.

(g) None of the software owned by the Company, and none of the software licensed to the Company, incorporates, is combined with or distributed with any open source, community source, shareware, freeware or other code that would result in such software being covered by the GNU General Public License or any other licensing regime, in each case that would require the Company to (i) disclose or distribute its own source code, (ii) license its software for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Company Intellectual Property owned by or exclusively licensed to the Company, or (iv) distribute its software at no charge or minimal charge.

(h) The Company has taken reasonable and customary steps to protect its rights in, and the confidentiality of, the Company Intellectual Property (including trade secrets) belonging to the Company or provided by any other Person to the Company.

(i) No third party has claimed or, to the Knowledge of the Company has reason to claim that any person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of such person’s employment, consulting, non-competition, non-disclosure, non-solicitation, confidentiality or similar agreement with such third party (nor any Law relating to unfair competition, trade secrets or proprietary information); (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its employees. No person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any other Person in connection with its business as currently conducted.

(j) The Company’s rights in and to its Intellectual Property are free and clear of all Encumbrances.

(k) Except as disclosed in Part 4.11(k) of the Company Disclosure Schedule, the Company has all necessary rights to integrate the Company Products with (or use the Company Products in connection with) its customers’ software and systems.

Section 4.12 Compliance with Laws. Since the Reference Date, the Company has not been in conflict with, or in default or violation of any Law applicable to the Company or by which the Company or any of its properties or assets was or is bound or affected. No investigation or review by any Governmental Authority is pending or, to the Company’s Knowledge, threatened or is reasonably anticipated against the Company, nor, to the Company’s Knowledge, has any Governmental Authority indicated an intention to conduct an investigation of the Company. There is no Contract, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted. The Company holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Authorities that are material to or required for the operation of the business of the Company as currently conducted (collectively, the “Company Permits”). The Company is in compliance in all material respects with the terms of the Company Permits.

Section 4.13 Litigation. Except as disclosed in Part 4.13(a) of the Company Disclosure Schedule, there is no claim, action, suit, proceeding (at law or in equity), arbitration, reference of any dispute or disagreement to an expert, or any alternative dispute resolution or investigation (including any demand letter or similar written request) pending or, to the Knowledge of the Company, threatened against the Company or any assets of the Company, and there are no Governmental Orders currently in force against the Company or affecting any of its assets. No Shareholder, director, officer, agent or employee of the Company has a claim or demand for payment or, to the Knowledge of the Company, any basis for a claim or demand for payment against the Company in respect of the period prior to and including the Closing or any claim for indemnification pursuant to the Company Organizational Documents of the Company, or any other applicable Contract. There is no pending, or to the Knowledge of the Company, threatened, claim, action, suit, proceeding (at law or equity), arbitration, reference of any dispute or disagreement to an expert, or any alternative dispute resolution or investigation (including any demand letter or similar written request) against the Company that questions or challenges (i) the validity of this Agreement or any Related Document or (ii) any action taken or to be taken by the Company, the Shareholders, the Representative, or the directors or officers of the Company pursuant to this Agreement or any Related Document or in connection with the transactions contemplated hereby or thereby. Except as disclosed in Part 4.13(b) of the Company Disclosure Schedule, since the Reference Date, there have been no claims, actions, suits, proceedings (at law or in equity), arbitrations, references of any dispute or disagreement to an expert, or any alternative dispute resolutions or investigations (including any demand letters or similar written requests) threatened against the Company or any assets of the Company (whether or not in writing and whether or not settled by written agreement) with a reasonable potential value of at least $25,000. Part 4.13(c) of the Company Disclosure Schedule sets forth all “cease and desist” letters, notices, and similar communications (whether written, by email, or otherwise) received by the Company since the Reference Date.

Section 4.14 Employee Benefit Plans.

(a) Part 4.14 of the Company Disclosure Schedule contains an accurate and complete list of each Employee Benefit Plan and each Employee Agreement, including a list of each document comprising or embodying any material part thereof. Except as disclosed in Part 4.14 of the Company Disclosure Schedule, the Company is not paying compensation or other payments to any former employee (or relative or dependent) or former consultant.

(b) The Company has made available to Parent accurate and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all related trust, insurance and other funding Contracts that implement each Employee Benefit Plan (to the extent applicable), all documents embodying each Employee Agreement and each staff handbook or written employment policies for the Company.

(c) Each of the Company and its ERISA Affiliates has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, each Employee Benefit Plan or Employee Agreement, and each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and in material compliance in form and in operation with all applicable Laws (including ERISA and the Code), including the maintenance of reasonably accurate records. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a written determination, advisory or opinion letter from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination or letter that could reasonably be expected to adversely affect the qualified status of such plan; (iii) no “prohibited transaction,” within the meaning of Code Section 4975 or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan. There are no actions, suits, claims, proceedings or investigations pending, or to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances which may reasonably be expected to give rise to any such action, suit, claim, proceeding or investigation. Each Employee Benefit Plan can be amended, terminated or otherwise discontinued either before or after the Effective Time in accordance with its terms, without liability to Parent, the Surviving Corporation, the Company or any of their ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event and payment of benefits pursuant to such Employee Benefit Plan). Except as set forth in Part 4.14 of the Company Disclosure Schedule, all contributions due from the Company or any ERISA Affiliate with respect to any of the Employee Benefit Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet and, except as set forth in Part 4.14 of the Company Disclosure Schedule, no further contributions will be due or will have accrued thereunder as of the Closing Date.

(d) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Pension Plan which is subject to Title IV of ERISA or Code Section 412.

(e) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(f) No Employee Benefit Plan or Employee Agreement provides, or has any liability to provide, life insurance, health or other employee welfare benefits to any Person following termination of employment or other service (including retirement), except as may be required by COBRA, Part 6 of Title I of ERISA or other applicable statute.

(g) Neither the Company nor any ERISA Affiliate has in any material respect violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of Law applicable to any employees.

(h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any termination of employment) constitute an event under any Employee Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, loss of rights, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(i) Each Employee Benefit Plan required to be listed in Part 4.14 of the Company Disclosure Schedule that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) and was in existence prior to October 3, 2004, has not been “materially modified” (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 and any applicable guidance issued thereunder) since October 3, 2004, in a manner which would cause amounts deferred in taxable years beginning before January 1, 2005, under such plan to be subject to Code Section 409A. Each Employee Benefit Plan required to be listed in Part 4.14 of the Company Disclosure Schedule that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) and which has not been terminated has been operated since January 1, 2005 in good faith compliance with the provisions of Code Section 409A, Notice 2005-1 and the regulations issued under Code Section 409A.

Section 4.15 Employment Matters.

(a) The Company: (i) is in compliance in all material respects with all applicable Laws respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours; (ii) has withheld all amounts required by any Law or by Contract to be withheld from the wages, salaries and other payments to employees; (iii) has properly classified independent contractors for purposes of all applicable Laws; (iv) is not liable for any arrears of wages or any Taxes (other than wages (and Taxes thereon) which have accrued in the ordinary course of business but which are not yet payable) or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security, withholdings or remittances applicable to employee wages, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Company’s Knowledge, threatened actions, suits, claims or proceedings against the Company under any insurance policy or program covering any of its employees, including but not limited to its workers’ compensation policy or long-term disability policy. To the Company’s Knowledge, no employee or consultant of the Company has violated any employment, consulting, non-disclosure, non-competition, non-solicitation or other Contract by which such employee is bound to the Company (nor any Law relating to unfair competition, trade secrets or proprietary information). There are no claims pending or, to the Company’s Knowledge, threatened between the Company and any employee. The Company does not have any Employee Agreement currently in effect that is not terminable at will by the Company without any payment pursuant thereto or in connection therewith. The Company will have no material liability to any employee or to any other Person as a result of the termination of any employee leasing or staffing agency Contract.

(b) No work stoppage, labor strike, slowdown, lockout or other labor dispute against the Company is pending or, to the Company’s Knowledge, threatened. To the Company’s Knowledge, no employee of the Company is represented by any union or other labor organization. The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Company’s Knowledge, threatened relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints. The Company is not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not, nor has it been a party to, or bound by, any collective bargaining or union Contract with respect to employees, and no collective bargaining or union Contract is being negotiated by the Company.

(c) During the three (3) months prior to the Closing, the Company has not taken any action that could constitute a mass layoff, group termination, mass termination, or plant closing which may trigger notice requirements or liability under any Law, including collective dismissal laws.

(d) Part 4.15(d)(i) of the Company Disclosure Schedule sets forth a complete list of all employees of and consultants to the Company, showing date of hire, hourly rate or salary or other basis of compensation, other benefits accrued (including, without limitation, accrued vacation) as of a recent date and job function. To the Company’s Knowledge, no officer or key employee of the Company intends to terminate his or her employment with the Company within the next 12 months. Except as set forth on Part 4.15(d)(ii) of the Company Disclosure Schedule, each employee of the Company commits his or her full business time to the Company.

Section 4.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws. Since the Reference Date, the Company has not received any written communication that alleges that the Company is not in compliance with applicable Environmental Laws. To the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with compliance by the Company with all applicable Environmental Laws. All Company Permits and other governmental authorizations currently held by the Company pursuant to any Environmental Law are in full force and effect, the Company is in compliance in all material respects with all of the terms of such Company Permits and authorizations and, to the Knowledge of the Company, no other Company Permits or authorizations are required by the Company for the conduct of its businesses as currently conducted. To the Knowledge of the Company, management, handling, storage, transportation, treatment and disposal by the Company of all Environmental Materials has been in compliance in all material respects with all applicable Environmental Laws. There is no Environmental Claim pending or, to the Company’s Knowledge, threatened or reasonably anticipated against or involving the Company or, to the Company’s Knowledge, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, nor, to the Company’s Knowledge, is there any circumstance that might form the basis for any Environmental Claim.

Section 4.17 Certain Contracts. Except as set forth in Part 4.17 of the Company Disclosure Schedule, the Company is not a party to or is bound by any:

(a) Contract or other arrangement for any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(b) Contract or other arrangement of indemnification, any guaranty by the Company or any instrument evidencing indebtedness by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

(c) Contract or other arrangement containing covenants in respect of “most-favored nation” pricing or purporting to limit or which effectively limit the Company’s freedom to (i) compete in any line of business or in any geographic area, (ii) solicit or hire individuals employed by other Persons, or (iii) grant any exclusive distribution rights or other exclusive rights; or which would (in any case described in (i) – (iii)) so limit Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries after the Effective Time;

(d) Contract or other arrangement relating to the disposition or acquisition by the Company of assets not in the ordinary course of business, including by means of any merger, consolidation or the like;

(e) Contract or other arrangement with any customer with continuing obligations (other than the hosting of the Company Products in the ordinary course), including any requirements to provide future professional services or to do any customization of any Company Product;

(f) Contract or other arrangement with third parties relating to the distribution or resale of the Intellectual Property Rights or Company Products from whom the Company received revenues in excess of $25,000 individually for each such contract or arrangement since the Reference Date;

(g) Contract or other arrangement to forgive any indebtedness of any Person to the Company other than write-offs for bad debt in the ordinary course of the Company’s business that are reflected on the Company Balance Sheet;

(h) loan agreement, promissory note or other Contracts or other unwritten arrangement with respect to, or evidence of, indebtedness for borrowed money;

(i) Contract or other arrangement (i) which obligated the Company to make payments to any third party in the aggregate of $25,000 or more for such third party during the twelve-month period ended December 31, 2012, or (ii) that requires the Company to make payments to any third party in the aggregate of $25,000 or more for such third party during the twelve-month period following the date of this Agreement;

(j) Contract or other arrangement with any customer or reseller (i) from whom the Company received aggregate payments of $25,000 or more during the twelve-month period ended December 31, 2012, or (ii) that is obligated to purchase more than $25,000 in Company Products from the Company during the twelve-month period following the date of this Agreement;

(k) Contract or other arrangement that provides a customer or reseller with the right to terminate a Contract relating to the purchase of Company Products for convenience;

(l) Contract or other arrangement currently in force providing for capital expenditures by the Company in excess of $25,000;

(m) power of attorney;

(n) other Contract or other arrangement that cannot be terminated by the Company within 30 days without any liability or obligation in excess of $25,000;

(o) Contract or other arrangement with any Governmental Authority;

(p) Contract or other arrangement entered into outside the ordinary course of business or on other than arms’ length terms; or

(q) other Contract or other arrangement that is material to the Company.

Each IP License and other Contract or other arrangement that is required to be disclosed in the Company Disclosure Schedule pursuant to this Section 4.17 or otherwise shall be referred to herein as a “Company Contract.” Each Company Contract is valid and in full force and effect in accordance with its terms. The Company is not, nor to the Company’s Knowledge, is any other party thereto, in breach, violation or default under, and the Company has not received written notice alleging that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, or would permit any other party to seek damages or other remedies for any or all of such alleged breaches, violations, or defaults in excess of $25,000 individually or $75,000 in the aggregate.

Section 4.18 Related-Party Matters. Other than as disclosed in Part 4.18 of the Company Disclosure Schedule, to the Knowledge of the Company, no shareholder, director, officer or employee of the Company (nor, to the Knowledge of the Company, any Person affiliated or associated with any of the foregoing (including without limitation, LPMG LLC) or in which any of the foregoing has any interest) (i) has any interest, direct or indirect, in (A) any customer, supplier or competitor of the Company, (B) any other Person with whom the Company has a business relationship (other than any interest arising solely from the ownership of less than

1% of the publicly traded securities of any Person), or (C) any Intellectual Property Rights or any other assets or property, real or personal, tangible or intangible, used in or pertaining to the business of the Company (other than any interest arising solely through the ownership of any Company Common Stock); (ii) is or was a party to or has or had any interest, direct or indirect, in any Contract, any Company Intellectual Property or other assets used by the Company, or other transaction with the Company (other than (W) compensation paid to any employee who is not a director or officer of the Company, (X) benefits available generally on the same terms to all employees of the Company or payable under an Employee Benefit Plan, and (Y) reimbursement for reasonable expenses incurred on behalf of the Company); or (iii) has had any personal expense paid by the Company.

Section 4.19 Brokers’ and Finders’ Fees. Except as disclosed in Part 4.19 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.20 Insurance. Part 4.20 of the Company Disclosure Schedule sets forth a description of each insurance policy or bond which provides coverage for the Company. The Company has provided notice to its insurers in accordance with the applicable insurance policies or bonds of all potential claims of which the Company has Knowledge, and there is no claim in excess of $25,000 pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, there is no threatened or reasonably anticipated termination of, or material premium increase with respect to, any of such policies. The Company has not incurred any material uninsured loss or casualty since the Reference Date. The Company has not made any knowing or intentional misrepresentation of, or knowingly or intentionally omitted to disclose, any material fact to any of its insurers that might justify denial by such insurer of any coverage under any such policy or bond.

Section 4.21 Customers; Customer Satisfaction.

(a) As of December 31, 2012, the Company had over 2,000 active Paying Customers. During the period from December 1, 2011 to November 30, 2012 (the “Reference Period”), the Company paid refunds and issued credits (whether partial or full) amounting to no more than 1% of the amounts of all customer invoices for the Lighthouse 360 Product during the Reference Period. During the calendar month of December 2012, the number of customers of the Lighthouse 360 Product who were paying only $1 (or similar discounted price) as part of a bailout arrangement with the Company was no more than 4.5% of all customers of the Lighthouse 360 Product during such calendar month.

(b) The Company’s historical customer data reflected in Part 4.21(b) of the Company Disclosure Schedule are true and correct based on the methodology described therein.

(c) For purposes of this Agreement, a “Paying Customer” is a customer who paid for the Lighthouse 360 Product, excluding, for clarity, (i) any customer whose credit card was declined or was paid a refund and (ii) a customer who receives use of the Lighthouse 360 Product without charge for a certain period of time will not be counted as a Paying Customer during that period of time for purposes of this Section 4.21.

Section 4.22 Suppliers and Practice Management Software Companies.

(a) Part 4.22(a) of the Company Disclosure Schedule sets forth a list of all suppliers, vendors and service providers of the Company that are material to the Company. To the Company’s Knowledge, all such suppliers, vendors and service providers will continue after the Closing to sell the products and provide the services currently sold or provided by them to the Company. The Company’s relationships with such suppliers, vendors and service providers are good commercial working relationships. Except as set forth on Part 4.22(a) of the Company Disclosure Schedule, no such supplier, vendor or service provider (x) has terminated, threatened to terminate, discussed with the Company any dissatisfaction with, its relationship with the Company, (y) has decreased, limited, or threatened to decrease or limit (whether verbally or in writing), the services, supplies or materials supplied to the Company, or (z) has materially changed or threatened to materially change (whether verbally or in writing) its business relationship with the Company.

(b) Part 4.22(b) of the Company Disclosure Schedule sets forth a list of all practice management software companies that customers of the Company use in their business that are material to the Business. Except as disclosed on Part 4.22(b) of the Company Disclosure Schedule, to the Company’s Knowledge no such practice management software company has taken any actions or threatened to take any actions that would adversely affect the Business as it is currently conducted, including, without limitation, restricting in any material respect the Company’s ability to interface with such company’s practice management software, or charging a fee therefor.

Section 4.23 Disclosure. The representations, warranties and other statements of the Company, the Shareholders, and the Shareholder Beneficiaries contained in this Agreement and the Related Documents, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. To the Knowledge of the Company, there is no event or circumstance which the Company has not disclosed to the Parent which could have a Company Material Adverse Effect.

ARTICLE 4A

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND

SHAREHOLDER BENEFICIARIES

As of the date of this Agreement and as of the Closing Date, each Shareholder and Shareholder Beneficiary, severally and not jointly, represents and warrants to the Parent and Merger Sub that the following statements are true, correct and complete.

Section 4A.1 Title. The Shareholder is the record and beneficial owner of the shares of Company Common Stock set forth on Part 4.3(a) of the Company Disclosure Schedule, free and clear of all Encumbrances, other than restrictions on transfers under applicable securities laws.

The Shareholder has not granted any option or right, and is not a party to or bound by any agreement that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require the Shareholder to transfer any of such shares to anyone.

Section 4A.2 Organization and Authority. The Shareholder (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has the requisite power and authority to execute and deliver this Agreement and the other agreements, documents and instruments of the Shareholder contemplated hereby and to perform its obligations hereunder and thereunder, and (c) such execution, delivery and performance by the Shareholder have been duly and validly authorized by all requisite action on the part of the Shareholder.

Section 4A.3 No Conflict. No consent, order, authorization, approval, declaration or filing is required on the part of the Shareholder for or in connection with the execution, delivery or performance of this Agreement and the other agreements, documents and instruments of the Shareholder contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Shareholder will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under any Law, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Shareholder is a party or by which the Shareholder is bound.

Section 4A.4 Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Shareholder is a party shall be when executed and delivered by the Shareholder, the valid and binding obligations of the Shareholder enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4A.5 Securities Law Representations.

(a) The Shareholder understands that the shares of Parent Series E Preferred Shares have not been registered under the Securities Act, or registered or qualified under the securities or “Blue Sky” laws of any jurisdiction, and are being issued pursuant to exemptions contained in the Act and exemptions contained in other applicable securities or “Blue Sky” laws. The Shareholder further understands that the Company’s or Parent’s reliance on these exemptions is based in part on the representations made by the Shareholder in this Agreement. In this connection, the Shareholder and Shareholder Beneficiary each represents and warrants that the offer and sale of the Parent Series E Preferred Shares were made solely in the state listed on the Company’s books.

(b) The Shareholder understands the term “accredited investor” as used in Regulation D promulgated under the Act and represents and warrants that it is an “accredited investor” for purposes of acquiring the Parent Series E Preferred Stock. Notwithstanding the preceding sentence, Parent acknowledges that neither Keller Software, LLC nor Jeffrey Keller is, or represents that it or he is, an “accredited investor”. The Shareholder understands that the shares of Parent Series E Preferred Stock are an illiquid investment, which will not become freely transferable by reason of any “change of circumstances” whatever. Keller Software, LLC has consulted with Curt Rocca, in his capacity as Keller Software, LLC’s purchaser representative with respect to Keller Software, LLC’s acquisition of shares of the Parent Series E Preferred Stock hereunder, and after such consultation, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such acquisition.

(c) The Shareholder is acquiring the Parent Series E Preferred Stock for its own account for investment, and not for, with a view to, or in connection with the resale or distribution thereof. The Shareholder has no present intention to sell, hypothecate, distribute or otherwise transfer the Parent Series E Preferred Stock or any portion thereof or any interest therein.

(d) The Shareholder understands that the Parent Series E Preferred Stock will constitute “restricted securities” within the meaning of Rule 144 promulgated under the Act and that, as such, the Parent Series E Preferred Stock must be held indefinitely unless they are subsequently registered under the Act or unless an exemption from the registration requirements thereof is available. The Shareholder has been advised that Rule 144, which permits the resale, subject to various terms and conditions, of small amounts of such “restricted securities” after they have been held for six months, does not now apply to the Parent, because the Parent is not now required to file, and does not file, current reports under the Securities Exchange Act of 1934, and because information concerning the Parent substantially equivalent to that which would be available if the Parent were required to file such reports is not now publicly available. The Parent may become a reporting entity at some future date, but no assurance can be given that it will do so.

(e) In connection with the Shareholders acquisition of the Parent Series E Preferred Stock, the Shareholder accepts the condition that the Parent may maintain “stop transfer” orders with respect to the Parent Series E Preferred Stock and that each certificate or other document evidencing the Parent Series E Preferred Stock will bear conspicuous legends in substantially the form set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT HAVE BEEN COMPLIED WITH OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON

ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS ALSO SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY OR SUBJECT TO AN OPTION UNDER, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION AND A CERTAIN RESTRICTED STOCK AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THESE SHARES (OR HIS PREDECESSOR IN INTEREST). COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

(f) The Shareholder has consulted its attorney, accountant and/or purchaser representative with respect to its acquisition of the Parent Series E Preferred Stock. The Shareholder has had the opportunity to fully investigate the Parent and its business and financial condition and have knowledge of the Parent’s current activities. The Shareholder acknowledges that the Parent has granted it and its attorney, accountant and/or purchaser representative access to all information about the Parent that it or its attorney, accountant and/or purchaser representative have requested and has offered each of it and them access to all further information that it and they deemed relevant to an investment decision with respect to the Parent Series E Preferred Stock. The Shareholder and its attorney, accountant and/or purchaser representative have had the opportunity to ask questions of, and receive answers from, representatives of the Parent concerning such information and the Parent’s financial condition and prospects. No investigation made heretofore or hereafter by the Shareholder shall limit or affect the representations, warranties, covenants, closing conditions and indemnities of the Parent and the Merger Sub hereunder, each of which shall survive any such investigation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As of the date of this Agreement and as of the Closing Date, the Parent and Merger Sub, jointly and severally, represent and warrant to the Company, each Shareholder and each Shareholder Beneficiary that the following statements are true, correct and complete, subject to any exceptions expressly stated in the applicable part of the disclosure schedule delivered by the Parent to Company on and as of the date hereof and attached hereto as Exhibit D (as supplemented from time to time after the date of this Agreement in accordance with the terms hereof, the “Parent Disclosure Schedule”).

Section 5.1 Organization.

(a) The Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as proposed to be conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Parent Material Adverse Effect.

(b) The Parent has delivered or made available to the Company true, correct and complete copies of the Parent’s certificate of incorporation and by-laws (the “Parent Organizational Documents”), and each such instrument is in full force and effect. The Parent is in compliance in all material respects with the provisions of the Parent Organizational Documents.

Section 5.2 Ownership of Merger Sub; No Prior Activities. Other than the Merger Sub, Yodle Canada, Inc. and ProfitFuel, Inc., the Parent has no Subsidiaries. Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Company Business. Immediately following the Merger, Parent’s qualified group (as the term is defined in § 1.368-1(d)(4)(ii) of the Income Tax Regulations) will continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business, and Parent (including the members of such qualified group) has no plan or intention to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business and transfers among corporations within Parent’s qualified group.

Section 5.4 Authority; Non-Contravention.

(a) Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Parent and the Merger Sub of this Agreement and the Related Documents and the consummation by each of the Parent and the Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub. This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Representative, constitutes the valid and binding obligation of each of the Parent and the Merger Sub, enforceable against each of the Parent and the Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. Assuming the due authorization, execution and delivery of the Related Documents by the

Company, the Representative and/or the other parties thereto, each Related Document, when executed and delivered by each of the Parent and the Merger Sub will constitute the valid and binding obligation of each of the Parent or the Merger Sub, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b) The execution and delivery by each of the Parent and the Merger Sub of this Agreement and the Related Documents do not, and the performance by each of the Parent and the Merger Sub of this Agreement and the Related Documents will not, (i) conflict with or violate the certificate of incorporation or by-laws of the Parent or the Merger Sub, (ii) conflict with or violate any Law in any material respect, or (iii) except as set forth in Part 5.4(b) of the Parent Disclosure Schedule, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would constitute a material breach or result in a material default) under, or impair the Parent’s rights or alter in any material respect the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the material properties or assets of the Parent pursuant to, any material Contract to which the Parent is a party or by which the Parent or its properties or assets are bound or affected. No consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made under any material Contract to which the Parent is a party or by which the Parent or any of its properties or assets is bound or affected in connection with the execution and delivery by the Parent of this Agreement or the performance of this Agreement by the Parent, except for such consents, waivers, approvals and notices which have been obtained.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or other Person is required to be obtained or made by the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of Certificates of Merger with the Delaware Secretary of State and the Georgia Secretary of State and appropriate documents with the relevant authorities of other states in which the Parent is qualified or licensed to do business and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Parent Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

Section 5.5 Parent Capitalization.

(a) Part 5.5(a) of the Parent Disclosure Schedule sets forth a true, complete and accurate statement of: (i) the number of shares of each class or series of authorized capital stock of the Parent, as well as the number of shares of each such class or series that are outstanding as of the date of this Agreement, (ii) any other security of the Parent convertible into capital stock of the Parent (including aggregate outstanding options, warrants, convertible notes and other securities convertible into equity of the Parent), and (iii) the liquidation preference per share for each series of shares.

(b) All of the issued and outstanding shares of the Parent’s capital stock have been duly authorized, are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights or any applicable Law.

Section 5.6 Financial Statements. The Parent has furnished to the Company (A) its audited financial statements as of December 31, 2011, and (B) its unaudited balance sheet at December 31, 2012 (the “Parent Balance Sheet”), and the related unaudited statements of operations and cash flows for the period then ended, subject to normal year-end audit adjustments (collectively, the “Parent Financial Statements”). The Parent Financial Statements present fairly in all material respects the financial condition and results of operations of the Parent, at the dates and for the periods indicated, and have been prepared in accordance with GAAP consistently applied, except that the unaudited Parent Financial Statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein and are subject to normal audit adjustments which in the aggregate will not be material.

Section 5.7 No Undisclosed Liabilities. Other than as set forth in Part 5.7 of the Parent Disclosure Schedule, the Parent has no liabilities (absolute, accrued, contingent or otherwise) required by GAAP to be disclosed in the Parent Balance Sheet, except for (a) liabilities and obligations shown on the Parent Balance Sheet, and (b) liabilities and obligations incurred since December 31, 2012 in the ordinary course of business.

Section 5.8 Absence of Certain Changes and Events. Since December 31, 2012, there has not been any occurrence that has had or would have a Parent Material Adverse Effect.

Section 5.9 Legal Proceedings. There is no claim, action, suit, proceeding (at law or in equity), arbitration, reference of any dispute or disagreement to an expert, or any alternative dispute resolution or investigation (including any demand letter or similar written request) pending or, to the Knowledge of the Parent, threatened against the Parent, its Subsidiaries, or any assets of the Parent, and there are no Governmental Orders currently in force against the Parent, its Subsidiaries or affecting any of its assets, in each case that would reasonably likely cause a Parent Material Adverse Effect. Except as disclosed in Part 5.9(a) of the Parent Disclosure Schedule, (i) there is no pending, or to the Knowledge of the Parent, threatened, claim, action, suit, proceeding (at law or equity), arbitration, reference of any dispute or disagreement to an expert, or any alternative dispute resolution or investigation (including any demand letter or similar written request) against the Parent that questions or challenges the validity of this Agreement or any Related Document and (ii) there is no action taken or to be taken by the directors or officers of the Parent pursuant to this Agreement or any Related Document or in connection with the transactions contemplated hereby or thereby, in each case that would reasonably likely have a Parent Material Adverse Effect. Except as disclosed in Part 5.9(b) of the Parent Disclosure Schedule, during the three-year period ending on the Effective Date, there have been no claims, actions, suits, proceedings (at law or in equity), arbitrations, references of any dispute or disagreement to an expert, or any alternative dispute resolutions or investigations (including any demand letters or similar written requests) threatened against the Parent or any assets of the Parent (whether or not in writing and whether or not settled by written agreement) with a reasonable potential value of at least $500,000.

Section 5.10 Brokers’ and Finders’ Fees. The Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 5.11 Valid Issuance of Shares. The Share Consideration, when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Parent ROFR Agreement and the Parent Voting Agreement, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Shareholder. Assuming the accuracy of the representations of the Shareholders contained in this Agreement, the Share Consideration will be issued in compliance with all applicable federal and state securities laws.

ARTICLE 6

[RESERVED]

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1 [Reserved]

Section 7.2 Disclosures. Except as required by any applicable Law or by any stock exchange on which any security of the Parent or any of its Affiliates is listed or traded, no press release or other public disclosure, either written or oral, of the transactions contemplated hereby shall be made by the Parent, the Company, any Shareholder, the Representative or any officer, director, employee or Affiliate thereof, without the prior written consent of the Parent and the Representative; provided, however, that the parties may include reference to the existence of this Agreement and the transactions contemplated hereby (but without disclosure of the amount of the Merger Consideration or any other financial terms hereof) in any request for any third-party consent necessary for the consummation of the transactions contemplated under this Agreement; provided further, that the Parent may include reference to the existence of this Agreement and the transactions contemplated hereby in discussions with the Parent’s lenders and potential financing sources.

Section 7.3 [Reserved]

Section 7.4 [Reserved]

Section 7.5 Company Employee Matters. Each employee of the Company that becomes an employee of the Parent at the Effective Time (each, a “Continuing Employee”) will be eligible to participate in employee benefit plans maintained by the Parent on substantially the same basis as similarly situated current employees of the Parent in the same jurisdiction. In that case, with respect to the Continuing Employees who are eligible to and elect to participate in any employee benefit plan maintained by the Parent (other than a defined benefit plan or severance plan), the Parent shall, to the extent permitted by applicable Law and the terms of the applicable employee benefit plan maintained by the Parent, take commercially reasonable steps to (i)

provide that each Continuing Employee shall receive service credit under each such employee benefit plan for their period of service with the Company prior to the Closing for purposes of determining eligibility to participate and vesting (but not accrual of benefits under a defined benefit plan) where length of service is relevant under an employee benefit plan maintained by the Parent, and (ii) waive all limitations as to preexisting conditions exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental and vision plans that such employees may be eligible to participate in after the Closing Date, except, in each case under clauses (i) and (ii) above, where doing so would cause a duplication of benefits. Neither the Parent nor the Surviving Corporation shall be obligated to employ any Continuing Employee for any period of time after the Effective Time. The Continuing Employees are not third-party beneficiaries of the provisions of this Section 7.5, and nothing herein expressed or implied will give or be construed to give any Continuing Employee any legal or equitable rights hereunder, or to constitute an amendment of any employee benefit plan. Each Continuing Employee will be entitled to vacation and paid-time off in accordance with Parent’s standard policies applicable to its employees, but, except as set forth in the next sentence, will not be credited for vacation and paid time off accrued at the Company (except as required by applicable law). Notwithstanding the previous sentence, the Parent will assume the vacation time accrued at the Company for all non-exempt Continuing Employees, up to a maximum of 40 hours, with the remaining accrued vacation being paid to such Continuing Employees on or around the Closing Date; provided, that all such payments shall be included in the final calculation of Working Capital hereunder.

Section 7.6 Confidential Information.

(a) Prior to the Closing, except as required by Law, Parent, the Company and the Representative shall each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information regarding the Parent, the Company and negotiations preceding this Agreement other than to their respective representatives, each will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining any copies thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby and shall cause all of its representatives and other parties to whom it may have disclosed such information to do the same. Notwithstanding the foregoing, Parent may disclose information regarding the Company and the negotiations preceding this Agreement to its lenders and potential financing sources.

(b) Following the Closing, the Representative shall keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Company Confidential Information and will not use such information for his own benefit or for the benefit of any other Person (other than the Surviving Corporation and Parent) and shall cause his representatives to do the same. Notwithstanding the foregoing limitations, no party to this Agreement shall be required to keep confidential or return any information that (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents; (iii) is requested or required to be disclosed pursuant to Law, provided the other parties are given reasonable prior notice or consent thereto; (iv) is independently developed by the receiving party; or (v) relates solely to the Tax aspects and consequences of the transactions contemplated by this Agreement.

(c) If the Representative is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Company Confidential Information, the Representative shall notify the Parent promptly of the request or requirement so that the Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6. If, in the absence of a protective order or the receipt of a waiver hereunder, the Representative is, on the advice of counsel, compelled to disclose any Company Confidential Information to any Governmental Authority or else stand liable for contempt, the Representative may disclose the Company Confidential Information to the Governmental Authority; provided, that the Representative shall use his commercially reasonable efforts to obtain, at the request and sole expense of the Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Company Confidential Information required to be disclosed.

Section 7.7 Non-competition; Non-solicitation

(a) Non-competition. Each of the Shareholders and Shareholder Beneficiaries hereby agrees that, in order to protect the goodwill of the Company and in consideration of the benefits each Shareholder and each Shareholder Beneficiary will or may receive under this Agreement and the Related Documents, including the payments that may be made to such Shareholder with respect to such Shareholder’s Shares pursuant to this Agreement (and such Shareholder Beneficiaries’ benefits in respect of such payments), during the period commencing on the date hereof and continuing through the end of the Restriction Period (as defined below) each Shareholder and Shareholder Beneficiary shall not, without the prior written consent of the Parent, directly or indirectly, run, own, manage, operate, control, be employed by, provide consulting services to, be an officer or director of, participate in, lend his name to, invest in, or otherwise be connected or affiliated in any manner with the management, ownership, operation or control (all of the foregoing being referred to herein as “Relationships”) of (i) during the portion of the Restriction Period during which the applicable Shareholder Beneficiary is engaged as an employee or consultant by the Parent or any of its Subsidiaries (which restriction shall apply to the Shareholder owned by such Shareholder Beneficiary), any business, venture or activity that is in any way or manner competitive with the business of either the Parent or the Surviving Corporation, including but not limited to retention marketing and customer communication software and/or services for the dental practice sector, or any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that in any way or manner competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Parent or Surviving Corporation or (ii) during the portion of the Restriction Period in which the applicable Shareholder is not engaged as an employee or consultant by the Parent or any of its Subsidiaries (which restriction shall apply to the Shareholder owned by such Shareholder Beneficiary) any business, venture or activity that is in any way or manner competitive with any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that in any way or manner competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Parent or

Surviving Corporation as of the cessation of such employment or consulting relationship, in each case in any area where the Parent or its Subsidiaries (including the Surviving Corporation) then does business or is actively planning to do business. When used in this Section 7.7, the term “Restriction Period” shall mean the period commencing on Closing Date and continuing for four (4) years thereafter. By way of example and without limiting the activities that Shareholders and Shareholder Beneficiaries are free to engage in assuming compliance with the restrictions contained in this Section 7.7, Parent agrees that (i) after the termination of a Shareholder Beneficiary’s employment or other business relationship with the Parent or its Subsidiaries (including the Surviving Corporation), such Shareholder Beneficiary and its related Shareholder shall be free to enter into or otherwise engage in any Relationship to the extent consisting of dental practice management consulting services provided to dental practices, including training on the use of “PracticeWorks”; (ii) Allen Jorgensen from entering into or otherwise engaging in any Relationships at any time that is for the direct and exclusive benefit of the North Gwinnett Dental Care practice; and (iii) provided it is not otherwise prohibited by this Section 7.7, a Shareholder Beneficiary from creating a dental practice management software system, delivering seminars to dentists on practice management matters, or creating an online forum relating to the PracticeWorks dental practice management software system. Parent further agrees that the restrictions in this Section 7.7(a) shall not be construed to prohibit or restrict any of the Shareholders and/or Shareholder Beneficiaries from investing in up to 1% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b) Non-solicitation. Each of the Shareholders and each of the Shareholder Beneficiaries hereby agrees that, in order to protect the goodwill of the Parent (and its Subsidiaries, including the Surviving Corporation) and in consideration of the payments to be made to such Shareholder with respect to such Shareholder’s Shares pursuant to this Agreement, during the Restriction Period, such Shareholder and Shareholder Beneficiary shall not directly or indirectly, (i) solicit, persuade, encourage, or hire any Person who is, or was within the 12-month period prior thereto, an employee or consultant of the Parent (or any of its Subsidiaries, including the Surviving Corporation) or take any other action which is intended to induce, to terminate or limit his or her employment with or service to the Parent (or any of its Subsidiaries, including the Surviving Corporation), whether or not that person would commit a breach of any employment contract or consultancy agreement by leaving the employment of or service to the Parent (or any of its Subsidiaries, including the Surviving Corporation), (ii) interfere in any manner with the employment or consulting relationship between the Parent (or any of its Subsidiaries, including the Surviving Corporation) and any employee or consultant of the Parent (or any of its Subsidiaries, including the Surviving Corporation), or (iii) solicit, persuade, encourage or take any other action which is intended to induce (A) any manufacturer, supplier or other business partner of the Parent (or any of its Subsidiaries, including the Surviving Corporation) to adversely alter, to modify or to discontinue or limit its relationship with the Parent (or any of its Subsidiaries, including the Surviving Corporation), or (B) any Person who is, or was within the 12-month period prior thereto, a customer of the Parent (or any of its Subsidiaries, including the Surviving Corporation) to discontinue or limit, or not to commence, purchasing from the Parent (or any of its Subsidiaries, including the Surviving Corporation). Notwithstanding clauses (i) and (ii) of the preceding sentence, (A) Brian Smith shall not be deemed in breach of those clauses if the employee or consultant of the Parent involved is his wife, Fran Martini and (B) Joel Kozikowski shall not be deemed in breach of those clauses if he is no longer employed by Parent and (Y) he solicits or hires George Sykes within 12 months following the date that George Sykes’ employment with the Parent was terminated by the Parent other than for performance reasons or for material non-compliance with the Parent’s or Surviving Corporations directives, policies or procedures.

(c) Acknowledgment. Each Shareholder and each Shareholder Beneficiary agrees with the Parent that the covenants in this Section 7.7 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect the interest of the Parent in the Surviving Corporation, including the goodwill and the Intellectual Property. Further, each Shareholder and each Shareholder Beneficiary acknowledges that without the restrictions contained in this Section 7.7, the benefits of the transactions contemplated by this Agreement, particularly given the nature of the technology being acquired hereunder, its highly confidential nature and the ongoing development of Company Products, could be circumvented, and that the Parent would not have entered into this Agreement without the restrictions contained in this Section 7.7.

(d) Validity. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.7 is invalid or unenforceable, the parties agree that the court making such determination of invalidity or unenforceability will have the power to, and the parties intend that the court making such determination of invalidity or unenforceability shall, reduce the scope, duration, or geographic area of such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to provide for a covenant having the maximum enforceable scope, duration, geographic area and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

Section 7.8 Release.

(a) EACH SHAREHOLDER AND SHAREHOLDER BENEFICIARY, ON ITS OWN BEHALF AND, TO THE EXTENT OF ITS LEGAL AUTHORITY, ON BEHALF OF ITS SUCCESSORS, ASSIGNS, HEIRS, NEXT-OF-KIN, REPRESENTATIVES, ADMINISTRATORS, EXECUTORS, DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, MEMBERS, AGENTS AND AFFILIATES, AND ANY OTHER PERSON CLAIMING BY, THROUGH, OR UNDER ANY OF THE FOREGOING, DOES HEREBY UNCONDITIONALLY AND IRREVOCABLY RELEASE, WAIVE AND FOREVER DISCHARGE, EFFECTIVE AS OF THE EFFECTIVE TIME, THE COMPANY, PARENT, MERGER SUB AND SURVIVING CORPORATION, AND EACH OF THEIR RESPECTIVE PAST AND PRESENT DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, PREDECESSORS, SUCCESSORS, ASSIGNS, STOCKHOLDERS, PARTNERS, INSURERS, SUBSIDIARIES AND AFFILIATES (THE “RELEASED PARTIES”), FROM ANY AND ALL CLAIMS, DEMANDS, DAMAGES, JUDGMENTS, CAUSES OF ACTION, SECURITY INTERESTS AND LIABILITIES OF ANY NATURE WHATSOEVER, WHETHER OR NOT KNOWN, SUSPECTED OR CLAIMED, ARISING DIRECTLY OR INDIRECTLY FROM ANY ACT, OMISSION, EVENT OR TRANSACTION OCCURRING (OR ANY

CIRCUMSTANCES EXISTING) ON OR PRIOR TO THE CLOSING (THE “RELEASED CLAIMS”), INCLUDING WITHOUT LIMITATION ANY AND ALL OF THE FOREGOING ARISING OUT OF OR RELATING TO (I) THE SHAREHOLDER’S OR SHAREHOLDER BENEFICIARY’S CAPACITY AS A CURRENT OR FORMER EMPLOYEE, DIRECTOR, OFFICER, MEMBER, MANAGER, PARTNER, AGENT, STOCKHOLDER, OPTION HOLDER, WARRANT HOLDER OR OTHER SECURITY HOLDER OF THE COMPANY OR ANY OF ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES (OR THE SHAREHOLDER’S OR SHAREHOLDER BENEFICIARY’S CAPACITY AS A CURRENT OR FORMER TRUSTEE, DIRECTOR, OFFICER, EMPLOYEE, MEMBER, MANAGER, PARTNER OR AGENT WHERE THE SHAREHOLDER OR SHAREHOLDER BENEFICIARY IS OR WAS SERVING AT THE REQUEST OF THE COMPANY), (II) ANY RIGHTS OF INDEMNIFICATION OR CONTRIBUTION EXISTING AS OF THE CLOSING, WHETHER PURSUANT TO THE RELEASED PARTIES’ CERTIFICATES OF INCORPORATION, BYLAWS, OTHER ORGANIZATIONAL DOCUMENT, APPLICABLE LAW, CONTRACT OR OTHERWISE (OTHER THAN SUCH RIGHTS ARISING FROM THE SHAREHOLDER’S OR SHAREHOLDER BENEFICIARY’S SERVICE (OR THE SERVICE OF ANY APPOINTEE, DESIGNEE OR OTHER REPRESENTATIVE OF THE SHAREHOLDER OR SHAREHOLDER BENEFICIARY) AS A DIRECTOR OR OFFICER OF THE COMPANY OR ANY SUBSIDIARY), OR (III) ANY CONTRACT, AGREEMENT (INCLUDING WITHOUT LIMITATION LOAN AND OTHER AGREEMENTS EVIDENCING INDEBTEDNESS OF ANY RELEASED PARTIES) OR OTHER ARRANGEMENT (WHETHER VERBAL OR WRITTEN, BUT EXCLUDING THE MERGER AGREEMENT AND THE RELATED DOCUMENTS) ENTERED INTO OR ESTABLISHED PRIOR TO THE EFFECTIVE TIME, INCLUDING ANY CONTRACTS, AGREEMENTS OR OTHER ARRANGEMENTS REQUIRED TO BE DISCLOSED ON THE COMPANY DISCLOSURE SCHEDULE AND ANY STOCKHOLDER AGREEMENTS, INVESTOR AGREEMENTS, EMPLOYMENT AGREEMENTS OR NON-COMPETITION AGREEMENTS, IN ALL CASES WHETHER OR NOT KNOWN, SUSPECTED OR CLAIMED, ARISING DIRECTLY OR INDIRECTLY FROM ANY ACT, OMISSION, EVENT OR TRANSACTION OCCURRING (OR ANY CIRCUMSTANCES EXISTING) ON OR PRIOR TO THE EFFECTIVE TIME.

(b) NOTWITHSTANDING THE FOREGOING, NO SHAREHOLDER OR SHAREHOLDER BENEFICIARY IS HEREBY RELEASING, WAIVING OR DISCHARGING, AND THE RELEASED CLAIMS EXPRESSLY DO NOT INCLUDE: (I) COMPENSATION NOT YET PAID (INCLUDING ANY AMOUNTS PAYABLE IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE RELATED DOCUMENTS), (II) REIMBURSEMENT FOR EXPENSES INCURRED BY THE SHAREHOLDER OR SHAREHOLDER BENEFICIARY IN THE ORDINARY COURSE OF HIS EMPLOYMENT OR CONSULTANCY WHICH ARE REIMBURSABLE UNDER THE EXPENSE REIMBURSEMENT POLICIES OF THE COMPANY (AFTER THE CLOSING, THE SURVIVING CORPORATION), AND (III) ANY CLAIMS ENFORCING THE SHAREHOLDER’S OR SHAREHOLDER BENEFICIARY’S RIGHTS PURSUANT TO THIS AGREEMENT AND ANY RELATED DOCUMENT. THE SHAREHOLDER OR SHAREHOLDER BENEFICIARY UNDERSTANDS THAT THIS IS A FULL AND FINAL GENERAL RELEASE OF THE RELEASED PARTIES FROM THE RELEASED CLAIMS.

(c) BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH SHAREHOLDER AND SHAREHOLDER BENEFICIARY WAIVES AND AGREES NOT TO ASSERT ITS RIGHTS, IF ANY, TO DISSENT OR SEEK STATUTORY APPRAISAL IN RESPECT OF THE SHAREHOLDER’S OR SHAREHOLDER BENEFICIARY’S EQUITY INTERESTS IN THE COMPANY PURSUANT TO APPLICABLE LAW (INCLUDING SECTION 14-2-13 OF THE GBCC).

(d) Each Shareholder and Shareholder Beneficiary expressly acknowledges and agrees that the Parent would not enter into the merger agreement other than in contemplation of the foregoing release, which is a material term of the Merger.

ARTICLE 8

TAX MATTERS

Section 8.1 Preparation of Tax Returns.

(a) Pre-Closing Taxes.

(i) The Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (other than with respect to sales and use Taxes) for the Company for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice (except to the extent there is no reasonable basis therefor, or a change in Law or fact). The Representative will deliver to the Parent a copy of each such Tax Return at least twenty (20) days prior to its due date (taking into account valid extensions) for filing. The Parent shall alter or amend such Tax Returns only to the extent necessary to comply with applicable Law. If any such Tax Returns are altered or amended, the Parent shall, if practicable, provide a copy of such Tax Returns to the Representative prior to any filing by the Parent. As soon as practicable following the preparation of such Tax Return, the Representative shall pay and deliver to the Parent all Taxes (except to the extent that such Taxes were included in the Final Working Capital calculation as finally determined in accordance with Section 3.10), if any, imposed on the Company with respect to such Tax Return, and the Parent shall remit to the appropriate Governmental Authority the amount so disbursed to the Parent. The Parent shall provide the Representative a copy of such Tax Return.

(ii) The Parent shall prepare or cause to be prepared, and file or cause to be filed, all sales and use Tax Returns of the Company with respect to periods ending on or prior to the Closing Date that are filed or required to be filed after the Closing Date. The Parent will deliver to the Representative a copy of each such Tax Return at least twenty (20) days prior to filing, along with a calculation of the Taxes to be paid under this Section 8.1(a)(ii). As soon as practicable following the preparation and filing of such Tax Return, the Representative shall pay and deliver to the Parent all Taxes (except to the extent that such Taxes were included in the Final Working Capital calculation as finally determined in accordance with Section 3.10), if any, paid or payable by the Company with respect to such Tax Return, and the Parent shall remit to the appropriate Governmental Authority the amount so disbursed to the Parent. The Parent shall provide the Representative a copy of such filed Tax Return.

(b) The Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company with respect to periods ending after the Closing Date, and shall pay or cause to be paid all Taxes of the Company shown thereon or otherwise imposed on or payable by the Company after the Closing Date. Such Tax Returns shall report all items potentially affecting the liability of the Shareholders hereunder in a manner consistent with past practice (except to the extent there is no reasonable basis therefor, or a change in Law or fact). The Parent will deliver to the Representative a copy of each such Tax Return at least 30 days prior to filing, along with a calculation of the Taxes to be paid under this Section 8.1(b) (the “Straddle Period Tax Calculation”). If the Representative disagrees with such Tax Return or such calculation, he shall notify the Parent within twenty (20) days, whereupon the Parent and the Representative shall negotiate in good faith to resolve such dispute. If the parties are unable to resolve the dispute within thirty (30) days of the Representative’s notice to the Parent, the dispute shall be referred to the Neutral Auditor, whose fees shall be shared equally by the Shareholders and the Parent. The Neutral Auditor’s conclusion shall be binding on all parties. As soon as practicable following the finalization of the Straddle Period Tax Calculation, the Representative shall pay and deliver to the Parent all Taxes (except to the extent that such Taxes were included in the Final Working Capital calculation as finally determined in accordance with Section 3.10), if any, imposed on the Company with respect to such Tax Returns to reimburse the Parent to the extent any payment the Parent is required to make relates to the portion of any Straddle Period ending on the close of business on the Closing Date, as determined pursuant to this Section 8.1. All Taxes of the Company that relate to any taxable year or period that includes but does not end on the Closing Date (the “Straddle Period”) shall be apportioned between the Shareholders and the Parent as follows: (i) in the case of Taxes other than income, profit, gains, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, profit, gains, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date. Parent shall provide the Representative a copy of all Tax Returns that relate to a Straddle Period.

Section 8.2 Cooperation and Assistance. The Parent, the Shareholders and the Representative shall reasonably cooperate, and shall cause their respective Affiliates, directors, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Section 8.3 Tax Sharing Agreements. Any and all Tax sharing agreements or practices to which the Company is a party or otherwise subject shall be terminated as of the Closing Date, and after the Closing Date the Company shall not be bound thereby, have any liability thereunder, or make any payment thereunder.

Section 8.4 FIRPTA Certificate. On or prior to the Closing, the Company shall deliver to the Parent a certificate of non-foreign status, duly executed and acknowledged, in form and substance reasonably satisfactory to the Parent, meeting the requirements of Code Section 1445 and the Treasury Regulations thereunder. If the Parent does not receive the certification on or prior to the Closing, the Parent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Code Section 1445.

Section 8.5 Tax Elections; Waivers; Settlement or Compromise. Except as otherwise expressly permitted by the terms of this Agreement, between the date hereof and the Closing Date, the Company shall not, without the prior written consent of the Parent, make any election regarding Taxes, execute any waiver of restrictions on assessment or collection of any Tax, or settle or compromise any claim regarding any Tax.

Section 8.6 Tax Claims.

(a) After the Closing, each of the Parent and the Representative shall promptly notify the other party in writing upon receipt (in the case of the Representative, by either the Representative or any Shareholder) of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim relating to Taxes (“Tax Claim”) with respect to damages for which the Shareholders could be liable pursuant to this Agreement; provided, that the delay or failure to so notify the Representative shall only relieve the Shareholders of their obligations to the extent, if at all, that they are materially prejudiced by reason of such delay or failure.

(b) The Parent will control, without affecting its or any other Parent Indemnified Person’s rights to indemnification under this Agreement, the defense of all Tax Claims; provided, that the Representative and its counsel (at the Shareholders’ sole expense) may participate in (but not control the conduct of) the defense of any such Tax Claim; and, provided further, that the Parent may not pay, settle or compromise any Tax Claim relating to a taxable period that ends on or before the Closing Date or, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date or that otherwise results in any liability to the Shareholders under this Agreement, without the Representative’s consent (not to be unreasonably withheld, conditioned or delayed).

Section 8.7 Refunds. Refunds of Taxes for tax periods ending on or before the Closing Date or the portion of any Straddle Period ending on the Closing Date shall be remitted to the Shareholders within five days of receipt according to the Shareholders’ Pro Rata Percentages of the refunds.

Section 8.8 Amended Tax Returns. Unless required by applicable Law, no amended Tax Return with respect to a tax period ending on or prior to the Closing Date or with respect to a Straddle Period shall be filed by or on behalf of the Company without consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed with respect to any Tax Return for a Straddle Period.

Section 8.9 Dispute Resolution for Tax Matters. With respect to any dispute, controversy or claim relating to Taxes between the Parent and the Company (prior to the Closing), or between the Parent and the Representative (for any Tax for which an indemnity claim may exist), the Parent and the Company or the Representative, as applicable, shall cooperate in good faith to resolve such dispute, controversy or claim between them for a period of twenty (20) Business Days from the date written notice of such dispute, controversy or claim is received by the Parent or the Representative, as the case may be; but if the applicable parties are unable to resolve such dispute, controversy or claim, the parties shall submit the dispute, controversy or claim for resolution, which resolution shall be final, conclusive and binding on the parties, to the Neutral Auditor that is mutually agreeable to the Parent and the Company or the Representative, as applicable, or a mutually agreed upon tax lawyer who is a partner in a reputable, national law firm and who is familiar with transactions of the types contemplated hereby, who is independent with respect to each party (such accountant or lawyer, the “Tax Arbitrator”). Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Tax Arbitrator relating to any dispute as to the amount of Taxes owed shall be paid by the Parent, on the one hand, and the Representative, on the other hand, in proportion to each party’s respective liability for the portion of the Taxes in dispute, as determined by the Tax Arbitrator.

ARTICLE 9

CLOSING CONDITIONS

Section 9.1 Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any one or more of which may be waived by Parent in its sole discretion:

(a) Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for the representations and warranties of the Company contained herein that are limited by Company Material Adverse Effect or materiality, each of which shall be true, correct and complete in all respects as of the Closing Date (in each case, unless the particular statement speaks expressly as of another date or time, in which case it shall be true, correct and complete as of such other date or time).

(b) Performance of Agreements. The Company shall have performed and complied in all material respects with all agreements, covenants and commitments required to be performed by or complied with pursuant to the terms hereof on or prior to the Closing Date.

(c) Material Changes. There shall have been no changes, events or circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Company Consents. All authorizations, consents, amendments and approvals identified on Schedule 9.1(d) shall have been obtained and be in full force and effect.

(e) Compliance Certificate. The Company shall have delivered to the Parent a certificate, dated the Closing Date and executed by a duly authorized officer, as to the fulfillment of the conditions set forth in Sections 9.1(a), 9.1(b), and 9.1(c).

(f) Corporate Authority. The Parent shall have received copies of resolutions duly adopted by the Board of Directors and Shareholders of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as true, correct and unmodified as of the Closing Date by a duly authorized officer of the Company.

(g) Shareholder Approval. The Requisite Shareholder Approval shall have been obtained, shall not have been rescinded or revoked and shall remain in full force and effect.

(h) Updated Distribution Schedule. The Parent shall have received from the Company an updated copy of the Distribution Schedule, giving effect to any changes required as a result of the passage of time between the date of this Agreement and the Effective Time.

(i) Subordination Agreement. Each Shareholder shall have executed and delivered to the Parent the Subordination Agreement, dated on or around the Effective Time.

(j) Resignation of Directors. Each member of the Board of Directors of the Company shall have tendered his resignation as such, which resignation shall be effective at the Effective Time.

(k) Parent Voting Agreement and Parent ROFR Agreement; Transfer Restriction Letter. Each of the Shareholders shall have executed and delivered to the Parent the Joinder to Parent Voting Agreement and Joinder to Parent ROFR Agreement, and each of the Shareholder Beneficiaries shall have executed and delivered to the Parent a Transfer Restriction Letter.

(l) FIRPTA Certificate. The Parent shall have received a duly executed certificate pursuant to Section 8.4.

(m) Employee Matters. Each (i) Shareholder Beneficiary shall have executed and delivered, contemporaneously with the execution and delivery of this Agreement, an executive offer letter from Parent setting forth terms acceptable to such Shareholder Beneficiary of his employment by the Parent following the Closing, (ii) each employee of the Company (including each Shareholder Beneficiary), shall have executed and delivered effective as of the Closing, the Parent’s standard Employee Confidentiality, Assignment of Inventions and Non-Compete Agreement, and (iii) all Shareholder Beneficiaries shall be employed by the Parent.

(n) No Injunction. There shall not be in effect on the Closing Date any preliminary or permanent Governmental Order (including a temporary restraining order), or any Law, prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

(o) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries, or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries, (ii) seeking to impose or confirm material limitations on the ability of Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by Parent or any of its Subsidiaries of any such shares.

(p) Funds Flow Memorandum; Pay-Off Letters. The Parent shall have received (i) an updated Funds Flow Memorandum certified by an officer of the Company and (ii) pay-off letters executed by the parties (other than the Shareholders) listed in the Funds Flow Memorandum.

(q) 401(k) Plan. The Company shall have terminated the Insperity 401(k) Plan at least one (1) day prior to the Effective Date and the Company shall have delivered evidence, reasonably satisfactory to the Parent, of such termination.

(r) Affiliate Lease. The Office Lease between Settles Point Family Limited Partnership, a Georgia corporation and the Company shall have been amended in the form of Exhibit E hereto.

(s) BRS Amendment. The Dealer Agreement, dated as of June 1, 2011, by and between the Company and BRS Systems, LLC shall have been amended in the form of Exhibit F hereto.

(t) Honey and Halo3. The Company shall have entered into a Software Purchase Agreement with George Sykes and S Group Ventures, LLC and a Software License Agreement with James Russo and Halo3 Consulting, LLC, in the forms attached hereto as Exhibits G-1 and G-2.

(u) Financing. The Parent shall have received sufficient funds from the sale of Parent Series F Preferred Stock.

Section 9.2 Conditions Precedent to the Obligations of the Company, Shareholders and Shareholder Beneficiaries. The obligations of the Company, Shareholders and Shareholder Beneficiaries to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any one or more of which may be waived by the Company and the Representative in its and his sole discretion:

(a) Representations and Warranties. All representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for the representations and warranties of the Parent and Merger Sub contained herein that are limited by Parent Material Adverse Effect or materiality, each of which shall be true, correct and complete in all respects as of the Closing Date (in each case, unless the particular statement speaks expressly as of another date or time, in which case it shall be true, correct and complete as of such other date or time).

(b) Performance of Agreements. The Parent and Merger Sub shall have performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by the Parent and Merger Sub pursuant to the terms hereof on or before the Closing Date.

(c) Material Changes. There shall have been no changes, events or circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Offer Letters. None of the offer letters, dated on the date hereof, by and between the Parent and the Company Key Employees have been revoked by the Parent.

(e) Compliance Certificate. The Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, executed on the Parent’s and Merger Sub’s behalf by a duly authorized officer, as to the fulfillment of the conditions set forth in Sections 9.2(a), 9.2(b) and 9.2(c).

(f) Consents. All authorizations, consents or approvals of any and all Governmental Authorities and third parties necessary for the consummation of the transaction contemplated hereby shall have been obtained and be in full force and effect.

(g) No Injunction. There shall not be in effect on the Closing Date any preliminary or permanent Governmental Order (including a temporary restraining order), or any Law, prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Indemnification of Parent Indemnified Persons. Subject to the limits set forth in this Article 10, from and after the Effective Time, each Shareholder and Shareholder Beneficiary shall indemnify and hold harmless the Parent and its Affiliates (including, following the Effective Time, the Surviving Corporation (but excluding any Shareholders)) and each of their respective directors, officers, employees, agents, representatives, controlling Persons, successors and assigns (the Parent, its Affiliates and such other Persons are collectively hereinafter referred to as the “Parent Indemnified Persons”), from and against any and all Losses that any such Parent Indemnified Persons may directly or indirectly suffer, sustain, incur or become subject to arising out of or as a result of:

(a) any breach or inaccuracy of any representation or warranty of the Company, any Shareholder, or any Shareholder Beneficiary contained in this Agreement or any certificate delivered pursuant hereto (in each case, for purposes of determining Losses under this Article 10 but not for purposes of determining whether any breach or inaccuracy has occurred, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term Company Material Adverse Effect, were deleted therefrom);

(b) any breach or non-fulfillment of any covenant, undertaking, agreement or other obligation of the Company, any Shareholder, any Shareholder Beneficiary, or the Representative contained in this Agreement or any certificate delivered pursuant hereto, in each case, required to be taken at or prior to the Closing (a breach of any representation or warranty referenced in subsection (a) in and of itself shall not violate this subsection (b));

(c) any Transaction Expenses or obligations under Contracts with respect to Transaction Expenses, except to the extent that such Transaction Expenses are included in the post-Closing adjustments made pursuant to Article 3 of this Agreement;

(d) any inaccuracy in the updated Distribution Schedule delivered to the Parent pursuant to Section 9.1(h);

(e) except to the extent satisfied by way of withholding from the Merger Consideration, any (i) Taxes of the Company with respect to any Tax periods ending on or prior to the Closing Date and for the portion of any Straddle Period ending at the closing of business on the Closing Date as determined pursuant to Section 8.1(b) (except to the extent that such Taxes were included in the Final Working Capital calculation in accordance with Section 3.10), and (ii) any Transfer Taxes for which the Shareholders are responsible pursuant to Section 3.11.

(f) any act or failure to act, or any alleged act or failure to act, of the Representative (including fraud, gross negligence, willful misconduct or bad faith);

(g) any claims or actions by Persons who are or were shareholders of the Company, in their capacities as shareholders (including with respect to exercise of dissenters rights or breaches of fiduciary duties), whether against the Company, members of the Company’s board of directors, other shareholders, the Parent or otherwise, arising out of facts or circumstances existing on or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby);

(h) any failure to comply with the requirements of the payment card industry data security standards as imposed by the PCI Security Standards Council; or

(i) any fraud, willful breach or willful misrepresentation by the Company in connection with this Agreement or the transactions contemplated hereby; provided, however, that breach of the representations and warranties in the first sentence of Section 4.12 (Compliance with Laws) shall not be considered a willful breach if such breached representation and warranty is true and correct in all material respects.

Section 10.2 Survival of Representations and Warranties.

(a) The representations and warranties of the Company, the Shareholders, the Shareholder Beneficiaries and the Representative contained in this Agreement or any certificate delivered pursuant hereto, and the Parent Indemnified Persons’ right to indemnity pursuant to Section 10.1, shall survive the Closing and shall remain in full force and effect thereafter for the applicable period set forth in Section 10.2(b), whereupon such representations and warranties and rights of indemnity shall terminate and be of no further force or effect, except with respect to any inaccuracy therein or breach thereof (or alleged inaccuracy or breach), notice of which shall have been duly given within such period in accordance with Section 10.5, in which case such representations and warranties shall survive until the resolution of the claims set forth in such notice and the collection of the amount, if any, of such claims following resolution thereof. The representations and warranties of the Parent and Merger Sub contained in this Agreement or any certificate delivered pursuant hereto shall survive Closing and shall remain in full force and effect thereafter.

(b) Notwithstanding anything in this Section 10.2 to the contrary:

(i) all representations, warranties, covenants, undertakings, agreements and other obligations of the Company, the Shareholders, the Shareholder Beneficiaries and the Representative contained in this Agreement or any certificate delivered pursuant hereto shall survive the Closing in accordance with their terms, subject to Section 10.2(b)(ii) below;

(ii) notwithstanding Section 10.2(b)(i), the Parent Indemnified Persons may give notice of, and make a claim relating to, and shall be entitled to indemnification subject to the following limitations:

(A) pursuant to Section 10.1(a), in connection with any claim related to any breach or inaccuracy of the representations or warranties of the Company, other than the Core Representations (as defined below), at any time prior to (but not after) 18 months after the Closing Date; and

(B) pursuant to Section 10.1(a), in connection with any claim related to any breach or inaccuracy of the representations or warranties of the Company contained in Section 4.1 (‘Organization; Subsidiaries’), Section 4.2 (‘Authority; Non-Contravention’), Section 4.3 (‘Company Capitalization; Distributions’), Section 4.4 (‘Company Shareholder Agreements’), Section 4.9 (‘Taxes’), and Article 4A (‘Representations and Warranties of the Shareholders and Shareholder Beneficiaries’) (collectively, the “Core Representations”), at any time prior to (but not after) the sixtieth day following the date of expiration of the applicable statute of limitation period.

(C) pursuant to Sections 10.1(b) through (i), at any time.

(iii) No claim may be brought by any of the Shareholders, Shareholder Beneficiaries or the Representative for breach of any of the representations and warranties set forth in Sections 5.3 and 5.6 through 5.9 more than 18 months after the Closing Date.

Section 10.3 Limitation on Indemnification.

(a) Recovery Threshold. No Parent Indemnified Person shall be entitled to any recovery pursuant to Section 10.1(a) (other than with respect to Losses arising out of or resulting from the breach or inaccuracy of the Core Representations), unless and until the amount of all Losses for which all Parent Indemnified Persons are otherwise entitled to indemnification pursuant to Sections 10.1(a) exceeds $150,000 in the aggregate, in which case the Parent Indemnified Persons shall be entitled to recover all Losses, including the first $150,000.

(b) Indemnification Limits.

(i) Other than (A) Losses arising out of or resulting from the breach or inaccuracy of the representations or warranties contained in Section 4.11 (Intellectual Property) or Section 4.12 (Compliance with Laws) (together, the “Designated Representations”) or of the Core Representations, and (B) claims for fraud, willful breach, or intentional misrepresentation, amounts payable to Parent Indemnified Persons as a result of any claim for indemnification under Section 10.1(a) shall not exceed $4,750,000 in the aggregate.

(ii) Other than claims for fraud, willful breach, or intentional misrepresentation, amounts payable to Parent Indemnified Persons as a result of any claim for indemnification under Section 10.1(a) for Losses arising out of or resulting from the breach or inaccuracy of the Designated Representations (together with any Losses for which the limitations in Section 10.3(b)(i) apply) shall not exceed $11,000,000 in the aggregate.

(iii) Other than claims for fraud, willful breach, or intentional misrepresentation, amounts payable to Parent Indemnified Persons as a result of any claim for indemnification under Section 10.1(a) for Losses arising out of or resulting from the breach or inaccuracy of the Core Representations together with any Losses for which the limitations in Section 10.3(b)(ii) apply and any claims for indemnification pursuant to clauses (b) through (e) and (g) through (h) of Section 10.1 shall not exceed in the aggregate the Merger Consideration.

(iv) Notwithstanding anything in this Agreement to the contrary, in no event shall any Shareholder or Shareholder Beneficiaries be liable to Parent Indemnifiable Persons, as a result of any claim for indemnification under Section 10.1(a) in respect of breaches of the representations and warranties contained in Article 4A, in an amount in excess of the Merger Consideration received by such Shareholder or Shareholder Beneficiary (indirectly through his related Shareholder) (valuing shares of Parent Series E Preferred Stock at the Agreed Stock Consideration Value).

(c) Reduction for Insurance Proceeds. The amount of any Losses claimed by any Parent Indemnified Persons hereunder shall be reduced to the extent of any amounts actually recovered (net of any insurance premium increases and other costs relating to such recovery) by such Parent Indemnified Person under insurance policies.

Section 10.4 [intentionally omitted]

Section 10. Notification of Indemnifiable Claims. Promptly after the incurrence of any Losses by any Parent Indemnified Person (an “Indemnified Person”), or receipt by a Parent Indemnified Person of notice of any actual or proposed demand, claim, action, suit, proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation, that has been or may be brought or asserted by a third-party against such Parent Indemnified Person (a “Third Party Claim”), in either case for which such Parent Indemnified Person may reasonably likely to be entitled to indemnification pursuant to this Article 10 (an “Indemnifiable Claim”), such Parent Indemnified Person will give written notice thereof (each, a “Notice of Claim”) to the

Representative (the Person to whom written notice is given is sometimes hereinafter referred to as the “Indemnifying Person”); provided, that the delay or failure to so notify the Indemnifying Person shall only relieve the Indemnifying Person of its obligations to the extent, if at all, that the Indemnifying Person is materially prejudiced by reason of such delay or failure. Each such notice shall be in writing and shall describe such Indemnifiable Claim. Each Notice of Claim, must be delivered on or before the expiration of the applicable time period set forth in Section 10.2(b)(ii) to be valid. Notwithstanding anything to the contrary contained in this Agreement, if, on or before the expiration of the applicable time period set forth in Section 10.2(b)(ii) a Parent Indemnified Person delivers to the Representative a Notice of Claim pursuant to this Agreement, the claim asserted in such Notice of Claim shall survive until such time as such claim is fully and finally resolved.

Section 10.6 Defense of Third Party Claims

(a) In the event any Third Party Claim is instituted against a Parent Indemnified Person which involves or appears reasonably likely to involve an Indemnifiable Claim, the Parent Indemnified Person will, promptly after receipt of notice of any such Third Party Claim, notify the Indemnifying Person of the commencement thereof; provided, that the delay or failure to so notify the Indemnifying Person shall only relieve the Indemnifying Person of its obligations to the extent, if at all, that the Indemnifying Person is materially prejudiced by reason of such delay or failure. With the exception described in the next sentence, the Parent Indemnified Person shall have the right in its sole discretion to control the defense or settlement of such Third Party Claim; provided, that the Representative and its counsel (at the sole expense of the Representative) may participate in (but not control the conduct of) the defense of such Third Party Claim. Notwithstanding the preceding sentence, if the Indemnifying Person and the Parent Indemnified Person(s), exercising good faith, agree that (A) a Third Party Claim for monetary damages, if decided entirely in favor of the claimant, would be one for which the Indemnifying Person is solely responsible pursuant to the terms of Article 10, (B) such Third Party Claim does not seek any remedy other than monetary damages, and (C) the resolution of the Third Party Claim would not potentially have any adverse implications to any Parent Indemnified Person (other than the payment of the Third Party Claim), then the Representative and his counsel shall have the right in his sole discretion to control the defense or settlement of such Third Party Claim; provided, that (i) the Parent Indemnified Person and its counsel (at the sole expense of Parent Indemnified Person) may participate in (but not control the conduct of) the defense of such Third Party Claim and (ii) the Indemnifying Person shall keep the Parent Indemnified Person promptly and fully informed of such Third Party Claim and any proceedings, settlement discussions, and other material information related thereto.

(b) In furtherance of Section 10.6(a), the Representative, each Shareholder, and each Shareholder Beneficiary, on the one hand, and the Parent Indemnified Person, on the other hand shall cooperate fully with the other and make available to the other all reasonably requested information under its control (at such cooperating party’s sole expense).

Section 10.7 Mandatory Procedures for Resolution and Satisfaction of Indemnifiable Claims; Offsets and Escrow.

(a) Subject to this Section 10.7, Parent shall have the right of offset against the Aggregate Adjusted Deferred Payment Consideration for satisfaction of Indemnifiable Claims pursuant to this Article 10.

(b) Subject to this Section 10.7, the Escrow Shares shall be held in escrow by the Parent, as escrow holder (“Escrow Holder”), for satisfaction of Indemnifiable Claims pursuant to this Article 10. For purposes hereof, the Escrow Shares shall be valued at a price per share equal to the Agreed Stock Consideration Value. No fraction of a share of Parent Series E Preferred Stock will be issued as Escrow Shares. The Escrow Shares shall be registered in the name of the Representative.

(c) Notwithstanding any other provision of this Agreement, in the event a Parent Indemnified Person has an Indemnifiable Claim under Section 10.1 that is either an Uncontested Claim or a Contested Claim for which a Joint Written Direction or Final Decree (as those terms are defined in Sections 10.7(d) and (e)) has been issued, the parties agree that any such claims shall be satisfied, at Parent’s option, by (A) offset against the unpaid Aggregate Adjusted Deferred Payment Consideration (or, if no Aggregate Adjusted Deferred Payment Consideration remains unpaid, the payment of cash by the Shareholders, severally and not jointly, to the Parent), (B) if insufficient Aggregate Adjusted Deferred Payment Consideration remains unpaid to satisfy such claim and Parent has paid any Aggregate Adjusted Deferred Payment Consideration to the Shareholders, the payment of cash by the Shareholders severally and not jointly, up the amount of the Aggregate Adjusted Deferred Payment Consideration so paid; (C) by having the Escrow Holder release Escrow Shares to the Parent (valuing each Escrow Share at the Agreed Stock Consideration Value), or (D) by some combination of (A), (B) and (C); provided, however, that if the Parent’s exercise of its option results in less than 40% of the aggregate Merger Consideration that the Shareholders receive being comprised of Parent Series E Preferred Stock (valuing each share at the Agreed Stock Consideration Value), then the Representative may, within 20 days after the Parent notifies the Representative of its election, elect to pay all or part of the Parent Series E Preferred Stock portion of such payment as an offset against the unpaid Aggregate Adjusted Deferred Payment Consideration or in cash. In the event that a Parent Indemnified Person has an Indemnifiable Claim under Section 10.1 that is either an Uncontested Claim or a Contested Claim for which a Joint Written Direction or Final Decree has been issued (x) that exceeds the amounts that can be recovered from the Aggregate Adjusted Deferred Payment Consideration and Escrow Shares in accordance with the preceding sentence, or (y) with respect to any portion of an Indemnifiable Claim made in respect of Section 10.1(e), for which no unpaid Aggregate Adjusted Deferred Payment Consideration is available as recourse therefor, then the Parent Indemnified Persons shall be able to recover their Damages from each Shareholder or Shareholder Beneficiaries directly, severally and not jointly, according to the Shareholder’s or Shareholder Beneficiary’s (indirectly through his related Shareholder) Pro Rata Percentage of such Indemnifiable Claim.

(d) The Representative may contest all or any portion of an Indemnifiable Claim by giving Parent written notice of such contest (the “Dispute Notice”) within 30 days after receipt of a Notice of Claim (the “Objection Period”). The Dispute Notice shall include a statement of the grounds of such contest and the amount of the Indemnifiable Claim in dispute. Such right to contest shall terminate if no Dispute Notice is provided by the Representative within the Objection Period. In the event that the Representative delivers a Dispute Notice within the Objection Period to the Parent contesting all or a portion of a Notice of Claim (a “Contested Claim”) then (A) the Escrow Holder shall not release to the Parent any contested portion of the Escrow Property and (B) the Parent shall not offset any contested amounts against the unpaid Aggregate Adjusted Deferred Payment Consideration until (i) the Parent and the Representative mutually agree in a writing signed by both Parent and Representative (a “Joint Written Direction”), or (ii) the matter is resolved as provided in Article 13 and the Parent and the Representative shall have received a copy of a final order of a court of competent jurisdiction (with respect to which the period for any appeal shall have expired and the delivering party so certifies (a “Final Decree”).

(e) If the Representative does not deliver a Dispute Notice within the Objection Period, the Indemnifiable Claim described in the relevant Notice of Claim shall be deemed an “Uncontested Claim”.

(f) If no Indemnifiable Claims remain unresolved 18 months after the Closing Date (the “Release Date”), then promptly (and, in any event, within five (5) Business Days thereafter), the Escrow Holder shall deliver to the Representative all documents required to release the Escrow Property to the Shareholders. Promptly after the Representative completes and delivers such documents to the Escrow Holder (and, in any event, within five (5) Business Days thereafter), the Escrow Holder shall deliver to the Shareholders the portion of the Escrow Property indicated on the Distribution Schedule under the heading “Escrow Property.”

(g) If an Indemnifiable Claim remains unresolved on the Release Date, then the amount of the unpaid Aggregate Adjusted Deferred Payment Consideration and Escrow Property necessary to satisfy the Indemnifiable Claim pursuant to Section 10.7(c) shall be retained by Parent and Escrow Holder until finally resolved, and the portion of the Escrow Property that is not necessary to satisfy such Indemnifiable Claim shall be delivered within five (5) Business Days following the Release Date by the Escrow Holder to the Shareholders in accordance with the pro rata allocation indicated on the Distribution Schedule.

(h) With respect to any portion of the Escrow Shares deliverable to the Parent pursuant to the terms and conditions of this Agreement, the Parent is hereby authorized by the Representative to take all steps necessary to accomplish the transfer of such Escrow Shares to the Parent. The Representative hereby grants the Escrow Holder an irrevocable power of attorney coupled with an interest to take any and all actions required to effect such transfer.

Section 10.8 Knowledge and Investigation. The right of any Indemnified Person to indemnification pursuant to this Article 10 will not be affected by any investigation conducted at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty or performance of or compliance with any covenant or agreement.

Section 10.9 Adjustment to Merger Consideration. It is the intention of the parties hereto that any payment under this Article 10 shall be treated as an adjustment to the Merger Consideration for federal, state, local and foreign income Tax purposes, and the parties agree to file their Tax Returns accordingly, unless a final determination (within the meaning of Code Section 1313) causes any such payment not to be treated as such an adjustment.

Section 10.10 Exclusive Remedies. Following the Closing, the indemnification provisions of this Article 10 shall be the sole and exclusive remedies of Parent and Parent Indemnified Persons with respect to the subject matter of this Agreement and the transactions contemplated hereby; provided, however, that this provision shall not limit (a) any remedies available to Parent, including equitable remedies, in respect of breaches of Sections 7.6 and 7.7, (b) the Parent Indemnified Persons’ pursuit of injunctive relief for breach of any covenant or agreement contained in this Agreement, and (c) remedies based upon, related to or arising out of fraud, willful breach or intentional misrepresentation. IN NO EVENT SHALL LOSSES INCLUDE ANY CLAIMS FOR PUNITIVE OR EXEMPLARY DAMAGES (IN EACH CASE, EXCEPT TO THE EXTENT ACTUALLY PAID TO A THIRD-PARTY).

Section 10.11 Right of Set-Off. Subject to Section 10.7, if the Representative, Shareholders or Shareholder Beneficiaries have not satisfied any indemnification obligation owed by them hereunder, the Parent or any of its Affiliates may, at their discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against any amounts due and owing from the Parent or any of its Affiliates to any of the Shareholders or Shareholder Beneficiaries including, without limitation, any amounts due to the Shareholders pursuant to Section 3.3 and Section 3.9.

ARTICLE 11

[RESERVED]

ARTICLE 12

APPOINTMENT OF REPRESENTATIVE

Section 12.1 Appointment. By virtue of having approved and adopted this Agreement, each Shareholder hereby appoints Brian Smith to act as such Shareholder’s true and lawful attorney-in-fact, agent and proxy under this Agreement and the Related Documents, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Shareholders (i) to amend or waive any provision of this Agreement or any Related Documents, (ii) to review and accept or dispute the Parent Working Capital Determination and the Parent Working Capital Statement pursuant to Section 3.10, (iii) to contest, negotiate, defend, compromise or settle any claim for which a Parent Indemnified Person may be entitled to indemnification under Section 10.1 of this Agreement, (iv) to authorize payment to any Parent Indemnified Person of any of the Escrow Property, or any portion thereof, in satisfaction of any claim made by a Parent Indemnified Person under Section 10.1 of this Agreement, including without limitation pursuant to Section 10.6 of this Agreement, (v) to receive service of process in connection with any claims under this Agreement or any Related Document, (vi) to assert any claim, send any notice or institute any action on behalf of the Shareholders, including any claim under this Agreement or any Related Document, and (vii) to do all other things and to take all other action under or related to this Agreement, including without limitation Article 10 of this Agreement, or any Related Document that the Representative may consider necessary or proper to effectuate the transactions contemplated hereby and thereby and to resolve any dispute with the Parent over any aspect of this Agreement and, on behalf of such Shareholders, to enter into any agreement to effectuate any of the foregoing, which shall have the effect of binding such

Shareholders as if such Shareholders had personally entered into such an agreement. This appointment is exclusive and the Shareholders or Shareholder Beneficiary shall make claims under this Agreement only through the Representative. This appointment and power of attorney granted to the Representative shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation, dissolution or winding up of any Shareholder or the occurrence of any other event or events and the Representative may not terminate this power of attorney with respect to any Shareholder or such Shareholder’s successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents or affiliates without the prior written consent of the Parent. Without limiting the foregoing, any determination or resolution (in any proceeding, by agreement or otherwise) of any dispute, controversy or claim relating to this Agreement or the Related Documents or the transactions contemplated hereby and thereby to which the Representative (in its capacity as such) is a party shall be binding on all Shareholders and their successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents and affiliates.

Section 12.2 Personal Liability. Neither the Representative nor any agent employed by it shall incur any liability to Parent, Merger Sub, Surviving Corporation or any Shareholder relating to the performance of the Representative’s duties or exercise of the Representative’s rights hereunder, except for actual fraud or bad faith acts by the Representative or pursuant to the commission by the Representative on a continuing basis of acts or omissions finally determined by a court of competent jurisdiction to have been willful or grossly negligent. The Representative shall likewise incur no liability by reason of any error of Law or for any act or omission related thereto. By virtue of having approved and adopted this Agreement, each of the Shareholders hereby severally and not jointly agrees to indemnify and hold harmless the Representative and any agent employed by it against any loss, liability or expense incurred (i) without fraud or bad faith on the part of the Representative and (ii) other than pursuant to the commission by the Representative of acts or omissions finally determined by a court of competent jurisdiction to have been willful or grossly negligent arising out of or in connection with its performance or exercise of obligations and rights under this Agreement. To the extent the Representative is entitled to indemnification pursuant to this Section 12.2, each Shareholder shall bear its Pro Rata Percentage of amounts payable to satisfy such claim.

Section 12.3 Right to Counsel. Each Shareholder agrees that the Representative may consult with counsel chosen by the Representative and shall have full and complete authorization in good faith to act or refrain from acting in accordance with the opinion of such counsel.

Section 12.4 Indemnification Claims. The Representative shall have the exclusive right, power and authority, by or on behalf of any or all Shareholders and Shareholder Beneficiaries, to pursue, defend, settle or commence any action, suit or proceeding against the Parent or the Surviving Corporation or any other Parent Indemnified Person in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, and in no event shall any Shareholder or Shareholder Beneficiary itself have the right to pursue, defend, settle or commence any action, suit or proceeding against the Parent or the Surviving Corporation, or any other Parent Indemnified Person in connection therewith. Each Shareholder and Shareholder Beneficiary hereby waives, and acknowledges and agrees that such Shareholder or Shareholder Beneficiary shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

Section 12.5 Reliance. The Parent may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and reasonably believed by the Parent to be genuine and to have been signed or presented by the Representative as if such written notice, instruction or request had been furnished to it by all the Shareholders. The Representative may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to the Representative hereunder and reasonably believed by the Representative to be genuine and to have been signed or presented by the proper party or parties.

Section 12.6 Removal and Resignation. Upon the written agreement or consent of the Shareholders who immediately prior to the Effective Time held Shares representing more than 50% of the Shares (excluding Shares held by the Representative), the Shareholders shall be entitled to change the Representative by delivery of a written notice to such effect to the Parent at any time. The Representative shall be permitted to resign by giving not less than thirty (30) days’ advance written notice to the Shareholders and the Parent and, in such event, or upon the death or incapacity of the Representative, a replacement Representative shall be chosen within thirty (30) days of the resignation, death or incapacity of the Representative by action of the Shareholders who immediately prior to the Effective Time held Shares representing more than 50% of the Shares, which new Representative shall be reasonably acceptable to the Parent. If the Parent shall not have received written notice of the appointment of a replacement Representative within such 30-day period, the Parent may appoint any Shareholder Beneficiary as the replacement Representative.

ARTICLE 13

DISPUTE RESOLUTION

Section 13.1 Dispute Resolution. The parties covenant and agree that, subject to the provisions of Section 13.4 and except as may be otherwise expressly set forth in this Agreement or any Related Document, any dispute, controversy or claim between the Parent, Merger Sub and their Affiliates (and, after the Effective Time only, the Surviving Corporation), on the one hand, and any Shareholder, Shareholder Beneficiary or the Representative, on the other hand, arising out of or relating to this Agreement, any Related Document or any of the transactions contemplated hereby or thereby shall be subject to the provisions of Sections 13.2 and 13.3.

Section 13.2 Good Faith Negotiation. The parties recognize that from time to time a dispute may arise out of or relating to this Agreement, any Related Document or the transactions contemplated hereby or thereby. To begin the dispute resolution process, either the Parent or the Representative (on his behalf and on behalf of any Shareholder or Shareholder Beneficiary), as the case may be, must first send written notice of the dispute to the other for attempted resolution by good faith negotiations between the Parent and the Representative within 30 days after such notice is received. If the matter has not been resolved within 30 days of the notice of dispute, either Parent or the Representative may initiate a legal proceeding.

Section 13.3 Exclusions. Section 13.2 shall not apply to (a) any breach by any Shareholder or Shareholder Beneficiary of or non-compliance by any Shareholder or Shareholder Beneficiary with any covenant, agreement, undertaking or other obligation of such Shareholder or Shareholder Beneficiary, including any breach of or non-compliance with Section 7.6 (‘Confidential Information’), (b) the resolution of disputes subject to Section 3.9 (‘Earn-out Consideration’), Section 3.10(c) (‘Final Working Capital Adjustment’) or Section 8.9 (‘Dispute Resolution for Tax Matters’) or (c) any request for specific performance or other injunctive relief as described in Section 14.6 (‘Specific Performance’).

Section 13.4 Submission to Jurisdiction. Except as set forth in Section 13.3, all actions and proceedings arising out of or relating to this Agreement, any Related Document or any of the transactions contemplated hereby or thereby will be heard and determined exclusively in the United States District Court for the Southern District of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any action arising out of or relating to this Agreement and any Related Document brought by any party hereto or thereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement, and Related Document or the transactions contemplated hereby or thereby may not be enforced in or by any of the above-named courts. For the avoidance of doubt, this Section 13.4 shall in no way limit the ability of a party to seek enforcement of a judgment from a court of the State of New York in another jurisdiction.

ARTICLE 14

GENERAL PROVISIONS

Section 14.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered when actually received either personally or by recognized overnight commercial delivery service or sent via facsimile (receipt confirmed) to the parties at the following street addresses or facsimile numbers (or at such other street address or facsimile number for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:	Yodle, Inc.
50 W 23rd St. #401
New York, NY 10010
Fax: (212) 542-5442
Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:	Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Fax: (617) 248-4000
Attn: Brian D. Goldstein

if to the Company, to:	Lighthouse Practice Management Group, Inc.
4955 Alton Tucker Blvd, Suite 300
Sugar Hill, GA 30518
Fax: (888) 427-5375
Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:	Fisher Broyles, a Limited Liability Partnership
1200 Abernathy Road, Building 600
Northpark Town Center
Suite 1700
Atlanta, Georgia 30328
Attn: Chris Wilson

if to the Representative, to:	Brian Smith
4940 Katelyn Drive
Indianapolis, IN 46228

with a copy (which shall not constitute notice) to:	Fisher Broyles, a Limited Liability Partnership
1200 Abernathy Road, Building 600
Northpark Town Center
Suite 1700
Atlanta, Georgia 30328
Attn: Chris Wilson

Section 14.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

Section 14.3 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine, telecopier or electronic mail is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile, telecopy or scanned document is to be re-executed in original form by the parties who executed the facsimile, telecopy or scanned document. No party may raise the use of a facsimile machine, telecopier or electronic mail or the fact that any signature was transmitted through the use of a facsimile, telecopier or electronic mail as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

Section 14.4 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive any termination of this Agreement; and are not intended to confer upon any other person any rights or remedies hereunder. Without limiting the generality of the foregoing, the parties hereto acknowledge that no party hereto makes, and each hereby disclaims, any representations or warranties, express or implied, by such party other than as expressly set forth herein or in any other Related Documents.

Section 14.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 14.6 Other Remedies; Specific Performance; Fee Awards.

(a) Except as otherwise provided in Article 10, any and all remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Upon any breach or alleged breach of Section 7.6 or Section 7.7 by any Shareholder or Shareholder Beneficiary: (A) the parties hereto agree that irreparable damage would occur in the event that Section 7.6 or Section 7.7 were not performed in accordance with their specific terms or were otherwise breached; (B) the parties agree that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of Section 7.6 or Section 7.7 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys’ fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

Section 14.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 14.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 14.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 14.9 shall be void.

Section 14.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN OR AMONG THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR DISPUTES RELATING HERETO OR THERETO. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.10.

Section 14.11 Expenses. Except as otherwise expressly set forth in this Agreement, each of the parties hereto shall pay its own expenses and costs (including any related broker or finder’s fees) incurred or to be incurred by it in negotiating, closing and carrying out this Agreement, the Related Documents and the transactions contemplated hereby and thereby.

Section 14.12 Amendments. The parties hereto may amend or modify this Agreement only with a written instrument executed by the Parent, the Surviving Corporation and the Representative, acting on behalf of the Shareholders (and each such amendment or modification shall be deemed to have been agreed to by, and shall be binding upon, each of the Shareholders; provided, that there shall be made no amendment or modification that by Law requires further approval of the Shareholders without the further approval of such Shareholders). No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (w) in the case of a waiver by the Parent or Merger Sub, by the Parent, (x) in the case of a waiver by the Company, by the Company, and (y) in the case of a waiver by the Representative (either on behalf of itself or on behalf of one or more Shareholders), by the Representative. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty, covenant or agreement hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under or inaccuracy in any such representation, warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

* * * * *

IN WITNESS WHEREOF, the parties have, caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

YODLE, INC.

By:	/s/ Court Cunningham
Court Cunningham, CEO

LH MERGER CORP.

By:	/s/ Court Cunningham
Court Cunningham, CEO

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

LIGHTHOUSE PRACTICE MANAGEMENT GROUP, INC.

By:	/s/ Brian Smith
Brian Smith, CEO

REPRESENTATIVE

/s/ Brian Smith
Brian Smith, as Representative

The Shareholders:		The Shareholder Beneficiaries:

LIGHTHOUSE, DENTAL CONSULTING, INC.

By:	/s/ Brian Smith	/s/ Brian Smith
Name:	Brian Smith	Brian Smith
Title:	President

RILEY SOFTWARE, INC.

By:	/s/ Joel Kozikowski	/s/ Joel Kozikowski
Name:	Joel Kozikowski	Joel Kozikowski
Title:	President

JORGENSEN ENTERPRISES, INC.
/s/ Allen Jorgensen
By:	/s/ Allen Jorgensen	Allen Jorgensen
Name:	Allen Jorgensen
Title:	President

CHAD BRANDON, INC.
/s/ Chad Brandon
By:	/s/ Chad Brandon	Chad Brandon
Name:	Chad Brandon
Title:	President

KELLER SOFTWARE, LLC		/s/ Jeffrey Keller
Jeffrey Keller
By:	/s/ Jeffrey Keller
Name:	Jeffrey Keller
Title:	Managing Member

Exhibit A: Distribution Schedule

Exhibit C: Company Disclosure Schedule

Exhibit D: Parent Disclosure Schedule

Exhibit E: Form of Affiliate Lease

Exhibit F: Form of BRS Amendment

Exhibit G-1: Form of Software Purchase Agreement

Exhibit G-2: Form of Software License Agreement

Exhibit J-1: Form of Parent ROFR Agreement Joinder

Exhibit J-2: Form of Parent Voting Agreement Joinder